SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. _____)
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INTERMOUNTAIN COMMUNITY BANCORP.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Intermountain Community Bancorp
231 North Third Avenue
Sandpoint, Idaho 83864
April 6, 2007
     To the Shareholders of Intermountain Community Bancorp:
     We cordially invite you to attend the 2007 Annual Shareholders Meeting of Intermountain Community Bancorp to be held on Wednesday, April 25, 2007 at 10 a.m. at the Elks Golf Club, 30196 Highway 200, Sandpoint, Idaho.
     Your vote is important. Whether or not you plan to attend the annual meeting, we hope that you will vote as soon as possible. We encourage you to promptly complete and return the enclosed proxy card; if you attend the meeting in person, you may withdraw your proxy and vote your shares.
     Further information regarding voting rights and the business to be transacted at the annual meeting is included in the accompanying Proxy Statement. Your continued interest in and support of Intermountain Community Bancorp is truly appreciated.

Sincerely,

Curt Hecker
President and Chief Executive Officer

INTERMOUNTAIN COMMUNITY BANCORP
231 North Third Avenue
Sandpoint, Idaho 83864
(208) 263-0505
Notice of Annual Meeting of Shareholders

TIME	10:00 a.m. on Wednesday, April 25, 2007

PLACE	Elks Golf Club, 30196 Highway 200, Sandpoint, Idaho

ITEMS OF BUSINESS	(1)	To elect four directors to a three-year term.

	(2)	To Approve the 2006 – 2008 Long-Term Incentive Plan.

	(3)	To ratify the appointment of BDO Seidman, LLP as the
independent registered public accounting firm for
Intermountain for 2007.

	(4)	To act upon such other matters as may properly come
before the meeting or any adjournments or postponements
thereof.

RECORD DATE	You are entitled to vote at the annual meeting and at any adjournments or postponements thereof if you were a shareholder at the close of business on February 27, 2007.

VOTING BY PROXY	Please submit your proxy card as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions on your enclosed proxy card.
By Order of the Board

Terry L. Merwin	Curt Hecker
Corporate Secretary	President and Chief Executive Officer
This proxy statement and the accompanying proxy card are being distributed on or about
April 6, 2007

Appendix A 2006 – 2008 Long-Term Incentive Plan
 - i -

PROXY STATEMENT
For Annual Meeting of Shareholders
to be held on April 25, 2007
INFORMATION ABOUT THE MEETING
General
     Meeting Information. This Proxy Statement and the accompanying Proxy are being sent to shareholders on or about April 6, 2007, for use in connection with the Annual Meeting of Shareholders of Intermountain Community Bancorp to be held on Wednesday, April 25, 2007.
     Solicitation of Proxies. The Board of Directors is soliciting shareholder proxies, and we will pay the associated costs. Solicitation may be made by our directors, officers and by employees of our subsidiary bank, Panhandle State Bank. In addition, we may engage an outside proxy solicitation firm to render proxy solicitation services. If we do, we will pay a fee for such services. Solicitation may be made through the mail, or by telephone, facsimile, or personal interview. We also may reimburse brokerage firms, custodians and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.
     Record Date. If you were a shareholder on February 27, 2007, you are entitled to vote at the annual meeting. There were approximately 7,455,697 shares of common stock outstanding on the Record Date.
     Quorum. The quorum requirement for holding the annual meeting and transacting business is a majority of the shares entitled to be voted. The shares may be present in person or represented by proxy at the annual meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.
Business of the Meeting
     The matters that are being presented for consideration by our shareholders at the annual meeting are the (i) election of directors; (ii) approval of the 2006 – 2008 Long-Term Incentive Plan; and (iii) ratification of our independent public accountants.
Voting Requirement to Approve Matters Presented
     Election of Directors. The four nominees for election as directors at the annual meeting with three-year terms to expire in 2010 who receive the highest number of affirmative votes will be elected. Shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or withheld from each nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.
     Approval of 2006 – 2008 Long-Term Incentive Plan. The proposal to approve the 2006 – 2008 Long-Term Incentive Plan requires the affirmative vote FOR the proposal by holders of a majority of the shares present and entitled to vote on the proposal. You may vote for, against or abstain from the proposal to approve the 2006 – 2008 Long-Term Incentive Plan. Abstentions and broker non-votes will have no effect on the outcome of the votes. Shareholders of record will be entitled to one vote per share on this proposal.
     Ratification of Accountants. The proposal to ratify Intermountain’s independent registered public accounting firm requires the affirmative vote FOR the proposal by holders of a majority of the shares present and entitled to vote on the proposal. You may vote for, against or abstain from the ratification of the independent public accountants. Abstentions and broker non-votes will have no effect on the outcome of the votes. Shareholders of record will be entitled to one vote per share on this proposal.
     Voting and Revocation of Proxies. Shares represented by properly executed proxies that are received in time and not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, the persons named in the proxy will vote the shares represented by the proxy FOR the director nominees listed in this Proxy Statement, FOR the approval of the 2006-2008 Long-Term Incentive Plan and FOR the ratification of the independent registered public accounting firm. Any proxy given by a shareholder may be revoked before its exercise by (1) giving notice to us in writing, (2) delivering to us a subsequently dated proxy, or (3) notifying us at the annual meeting before the shareholder vote is taken.
     Voting of Proxies by Shareholders of Record and by Beneficial Owners. Approximately 45% of Intermountain shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.
     Shareholders of Record. If your shares are registered directly in your name with Intermountain’s transfer agent, American Stock Transfer and Trust, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent to you by Intermountain through American Stock Transfer and Trust. As the shareholder of record, you have the right to grant your voting proxy directly to Intermountain or to vote in person at the annual meeting. Intermountain has enclosed a proxy card for you to use.
     Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares.
     Brokers cannot vote on behalf of beneficial owners on “non-routine” proposals, such as approval of the 2006 – 2008 Long-Term Incentive Plan. A “broker non-vote” occurs when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the proposal is not routine and the broker therefore lacks discretionary authority to vote the shares, and (2) the beneficial owner does not submit voting instructions to the broker.
Voting in Person at the Annual Meeting
     Shareholders of Record. Shares held directly in your name as the shareholder of record may be voted in person at the annual meeting. If you choose to vote your shares in person at the annual meeting, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the annual meeting.
     Beneficial Owner. Shares held in street name may be voted in person by you only if you bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on the record date.
PROPOSAL NO. 1 — ELECTION OF DIRECTORS
General
     Our Articles of Incorporation and Bylaws allow the Board to set the number of directors on the Board within a range of five to fifteen. The Articles also authorize the Board to fill vacancies that occur on the Board, including vacancies that are a result of increasing the number of directors. The Board has set the number of directors at thirteen. Information regarding the director’s backgrounds and qualifications is set forth below under each of their biographical summaries.
     Directors are elected for terms of three years or until their successors are elected and qualified. Our Articles of Incorporation provide for staggered terms, with approximately one-third of the directors elected each year. Our Articles of Incorporation require that our classes of directors be of as near-equal size as possible.
     Accordingly, our Nominating/Corporate Governance Committee has recommended, and the Board has nominated, James T. Diehl, Terry L. Merwin, John B. Parker and Jim Patrick for election as directors for three-year terms to expire in the year 2010. If any of the nominees should refuse or become unable to serve, your proxy will be voted for the person the Board designates to replace that nominee. We are not aware of any nominee who will be unable to or refuses to serve as a director.

Vote Required
     The four nominees for election as directors at the annual meeting with three-year terms to expire in 2010 who receive the highest number of affirmative votes will be elected.
     The Board of Directors unanimously recommends a vote “FOR” each of the nominees to the Board.
INFORMATION WITH RESPECT TO NOMINEES
AND OTHER DIRECTORS
     The following tables set forth certain information with respect to the director nominees and the other continuing directors.
Director Nominees

	Age as of
Name	2/15/07	Primary Occupation
Terms To Expire 2010

James T. Diehl	52	Attorney — Firm of J.T. Diehl
Terry L. Merwin	66	Owner, Merwin’s Hardware
John B. Parker	73	Retired Auto Dealer
Jim Patrick	61	Farm Owner/Operator; Idaho State Legislator
Continuing Directors

	Age as of
Name	2/15/07	Primary Occupation
Terms Expiring 2008

Charles L. Bauer	72	Retired, Former President of Panhandle State Bank
Maggie Y. Lyons	49	Sole Officer and Director of Metropolitan
		Mortgage and Securities, Inc. and Summit
		Securities, Inc.; Plan Administrator and Trustee
		of Metropolitan and Summit Creditors Trusts
Ronald Jones	51	Chief Financial Officer of Ecolotree, Inc; Farm
		Owner/Operator
Barbara Strickfaden	67	Retired, Former President and CEO of the Idaho
		Bankers Association
Douglas P. Ward	61	Owner, Sundance Realty

Terms Expiring 2009

Ford Elsaesser	55	Attorney — Firm of Elsaesser, Jarzabek,
		Anderson, Marks, Elliott and McHugh
Curt Hecker	46	President & CEO of Intermountain; CEO of
		Panhandle State Bank
Michael J. Romine	66	Vice President & CFO of Inland Northwest
		Distributing, Inc.
Jerry Smith	50	President of Panhandle State Bank; Executive
		Vice President of Intermountain
Background of Nominees and Continuing Directors
     The business experience of each of the directors for the past five years is described below. Directors of Intermountain also serve as directors of Panhandle State Bank. Eight of the directors (Messrs. Bauer, Diehl, Elsaesser, Hecker, Merwin, Parker, Romine and Ward) have been directors of Intermountain since the Company’s inception in 1997.

Director Nominees
     James T. Diehl has served as Vice Chairman of the Board of Intermountain since its formation in 1997. Mr. Diehl has been a director of Panhandle State Bank since 1990 and has served as Vice Chairman of the Board of Panhandle State Bank since 2001. He is an attorney and has been the sole proprietor of the law firm of J. T. Diehl since 1987.
     Terry L. Merwin has been a director of Intermountain since 1997 and Panhandle State Bank since 1980, and serves as the Secretary of Intermountain and Panhandle State Bank. Mr. Merwin is the owner of Merwin’s Hardware, and is currently semi-retired as acting manager.
     John B. Parker has served as Chairman of the Board of Intermountain since its formation in 1997, and has been a director of Panhandle State Bank since 1980 and Chairman of the Board of Panhandle State Bank since 1995. Mr. Parker began his career as an auto dealer in Sandpoint in 1957, and retired in June 1999 from Taylor-Parker Motor Company as general manager.
     Jim Patrick was appointed to the Intermountain Board in November 2004, following Intermountain’s merger with Snake River Bancorp, Inc./Magic Valley Bank. Mr. Patrick was a founding director of Magic Valley Bank, and he served on the Snake River Bancorp, Inc. Board from the company’s formation in 2002 until its merger with Intermountain. Mr. Patrick has been the owner/operator of a farm in south central Idaho since 1972 and has served on the boards of various state and national farm organizations. In 2006, Mr. Patrick was elected to the Idaho State Legislature as Representative for District 23.
Continuing Directors
     Charles L. Bauer has been a director of Intermountain since 1997 and of Panhandle State Bank since 1985. Mr. Bauer served as President of Panhandle State Bank from 1985 to his retirement in 1996.
     Ford Elsaesser has been a director of Intermountain since 1997 and of Panhandle State Bank since 1992. Mr. Elsaesser is an attorney and has been with the law firm of Elsaesser, Jarzabek, Anderson, Marks, Elliott and McHugh since 1980. From 1977 to 1980, Mr. Elsaesser was with the law firm of Cooke & Lamanna.
     Curt Hecker has been a director and Intermountain’s President and Chief Executive Officer since its inception. Mr. Hecker was hired in 1995 as an Executive Vice President of Panhandle State Bank. He has served as Chief Executive Officer and director of Panhandle State Bank since 1996. From 1996 until 2001, Mr. Hecker also served as Panhandle State Bank’s President. In addition, Mr. Hecker serves as a member of the Board of Directors of Coldwater Creek, Inc. Mr. Hecker currently serves as Chairman of Coldwater’s Corporate Governance Committee and a member of Coldwater’s Audit and Executive Committees.
     Ronald Jones was appointed to the Intermountain Board in November 2004, following Intermountain’s merger with Snake River Bancorp, Inc./Magic Valley Bank. Mr. Jones served as Chairman of Magic Valley Bank from its opening in 1997 until April 2004. From 2002 until the merger with Intermountain, Mr. Jones served as corporate secretary of Snake River Bancorp, Inc. Mr. Jones has farmed south of Twin Falls, Idaho, since 1978. Since 2002, he has been Chief Financial Officer of Ecolotree Inc., a privately held Iowa engineering company. Ecolotree uses trees in patented processes to remediate environmental contamination and to cap landfills.
     Maggie Y. Lyons has been a director of Intermountain and Panhandle State Bank since 2001. Ms. Lyons is currently the sole officer and director of Metropolitan Mortgage and Securities, Inc. and Summit Securities, Inc., and Plan Administrator and Trustee of Metropolitan and Summit Creditors Trusts. From July 2004 until February 2006, Ms. Lyons served as the Chief Financial Officer and acting Chief Executive Officer for Metropolitan Mortgage and Securities, and President and Principal Financial Officer of Summit Securities, both located in Spokane, Washington and both of which are in Chapter 11 proceedings. Ms. Lyons was appointed to these positions in July 2004 by the Eastern District of Washington Bankruptcy Court. Ms. Lyons is a Certified Public Accountant and Microsoft Certified Systems Engineer. She provided business consulting services prior to working on the Metropolitan and Summit bankruptcy cases.
     Michael J. Romine has been a director of Intermountain since 1997 and Panhandle State Bank since 1980. Mr. Romine has been the Vice President and Chief Financial Officer of Inland Northwest Distributing, Inc. since 1992.
     Jerry Smith has been a director of Intermountain and Panhandle State Bank since 2000. Mr. Smith joined Panhandle State Bank in 1999 as President of Intermountain Community Bank, a division of Panhandle State Bank. Since 2001, Mr. Smith has served as President of Panhandle State Bank and Executive Vice President of Intermountain. Mr. Smith has 28 years of banking experience, beginning with Idaho First National Bank in 1979.
     Barbara Strickfaden joined the boards of Intermountain and Panhandle State Bank in February 2004. Mrs. Strickfaden retired in January 2004 after serving as President and CEO of the Idaho Bankers Association since 1992. In 1998/1999 she chaired the State Associations Division of the American Bankers Association and served on the Board of Directors of the American Bankers Association.
     Douglas P. Ward has been a director of Intermountain since 1997 and Panhandle State Bank since 1980. Mr. Ward has owned and operated Sundance Realty since 1972.
CORPORATE GOVERNANCE
Corporate Governance Guidelines
     The Board of Directors is committed to good business practices, transparency in financial reporting and the highest level of corporate governance. Intermountain operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance, and our corporate governance policies, practices and committee charters are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices.
Code of Ethics
     The Company adopted a Code of Ethics for Senior Financial Officers, which applies to its principal executive officer, principal financial officer, principal accounting officer or controller, as well as to all other employees of the Company and Panhandle State Bank and its divisions.
     You can access the Company’s current Code of Ethics, as well as our Audit, Compensation and Nominating/Corporate Governance Committee charters by visiting one of our websites (www.panhandlebank.com, www.magicvalleybank.com, or www.intermountainbank.com) and clicking on the Governance Documents link under Investor Relations, or by writing to: Intermountain Community Bancorp, c/o the Corporate Secretary, P. O. Box 967, Sandpoint, Idaho 83864.
Director Independence
     The Board has analyzed the independence of each director and nominee and has determined that each of the following members of the Board meet the applicable laws and listing standards regarding “independence” as defined by the Nasdaq listing standards and that each such director is free of relationships that would interfere with the individual exercise of independent judgment. In determining the independence of each director, the Board considered many factors, including any lending arrangements with the directors, each of which were made on the same terms as comparable transactions made with other persons. Such arrangements are discussed in detail in the section entitled “Transactions with Management.”
     Based on these standards, the Board determined that each of the following non-employee directors is independent and has no relationship with Intermountain, except as a director and shareholder:

Charles L. Bauer	John B. Parker
James T. Diehl	Michael J. Romine
Ford Elsaesser	Barbara Strickfaden
Maggie Y. Lyons	Douglas P. Ward
Terry L. Merwin
     In addition, based on such standards, the Board determined that Curt Hecker, the President and Chief Executive Officer of Intermountain, and Jerry Smith, the Executive Vice President of Intermountain and President of Panhandle State Bank, are not independent because they are executive officers of Intermountain. The Board further determined that Ronald Jones and Jim Patrick may not meet the independence standards of Nasdaq as a result of the Snake River Bancorp, Inc./Magic Valley Bank transaction described in the section “Certain Relationships and Related Transactions.”
Shareholder Communications with the Board of Directors
     The Company and the Board of Directors welcome communication from shareholders and other interested parties. Communications may be made by writing to the Chairman of the Board, c/o the Corporate Secretary, Intermountain Community Bancorp, P. O. Box 967, Sandpoint, Idaho 83864. A copy of such written communication will also be sent to our Chief Executive Officer. If the Chairman and the Chief Executive Officer determine that such communications are relevant to and consistent with our operations and policies, such communications will be forwarded to the entire Board for review and consideration.
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
     The Board of Directors met eleven times during the fiscal year ending December 31, 2006. Each director attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he or she served, except Terry Merwin and Maggie Lyons. We encourage, but do not require, directors to attend annual shareholder meetings. Last year, all of our directors attended the annual shareholder meeting except Maggie Lyons. In 2006 our independent directors met seven times without management present.
     The Board of Directors has established, among others, an Audit Committee, a Compensation Committee, and a Nominating/Corporate Governance Committee. In addition, Panhandle State Bank, Intermountain’s wholly-owned subsidiary, has various committees on which directors serve, including the Loan, Compliance, and Technology/Operations Committees.
     The following table shows the membership of certain committees of the Board.
Committee Membership

Name	Audit	Compensation	Nominating
Charles L. Bauer	☑	☑	☐
James T. Diehl	☐	☑*	☐
Ford Elsaesser	☐	☑	☑
Ronald Jones	☐	☑	☐
Maggie Y. Lyons	☑	☑	☑
Terry L. Merwin	☐	☐	☑
John B. Parker	☐	☐	☑
Jim Patrick	☑	☐	☐
Michael J. Romine	☑*	☑	☐
Barbara Strickfaden	☐	☐	☑*
Douglas P. Ward	☑	☐	☑

*	Committee Chair
     Audit Committee. During 2006, the Audit Committee was comprised of five directors, each of whom was considered “independent” as defined by the Nasdaq listing standards. However, as a result of the Snake River Bancorp, Inc./Magic Valley Bank transaction in 2007 described in the section “Certain Relationships and Related Transactions,” it was determined that Jim Patrick may no longer meet the Nasdaq “independent” standards. The Board has determined that Michael J. Romine meets the definition of “audit committee financial expert” as defined by rules adopted by the Securities and Exchange Commission (“SEC”) under the Sarbanes-Oxley Act of 2002 (“Sarbanes Act”).
     The Committee operates under a formal written charter, a copy of which is available on our website. As part of its periodic review of audit committee-related matters, the Audit Committee has received updates on the relevant requirements of the Sarbanes Act and the revised rules of the SEC. Even though our stock is not currently listed on Nasdaq, the Audit Committee has also considered the corporate governance listing standards of Nasdaq in updating its charter. The Audit Committee held nine meetings during the year.

     The Audit Committee is responsible for the oversight of the quality and integrity of our financial statements, compliance with legal and regulatory requirements, the qualifications and independence of its independent auditors, the performance of its internal audit function and independent auditors, and other significant financial matters. It is the responsibility of management to prepare our financial statements and to maintain internal controls over the financial reporting process. In discharging its duties, the Audit Committee, among other things:
•	Has the sole authority to appoint, retain, compensate, oversee, evaluate and replace the independent auditors;

•	Reviews and approves the engagement of our independent auditors to perform audit and non-audit services, and fees related to these services;

•	Meets independently with our internal auditing department, independent auditors and senior management;

•	Reviews the integrity of our financial reporting process;

•	Reviews our financial reports and disclosures submitted to bank regulatory authorities;

•	Maintains procedures for the receipt, retention and treatment of complaints regarding financial matters; and

•	Reviews related person transactions.
     Compensation Committee. During 2006, the Compensation Committee was comprised of six directors, each of whom was considered “independent” as defined by the Nasdaq listing standards. However, as a result of the Snake River Bancorp, Inc./Magic Valley Bank transaction in 2007 described in the section “Certain Relationships and Related Transactions,” it was determined that Ronald Jones may no longer meet the Nasdaq “independent” standards. The Compensation Committee reviews the performance of the Company’s Chief Executive Officer and other key employees and determines, approves and reports to the Board on the elements of their compensation and long-term equity based incentives. In 2005, the Committee independently retained an outside human resources consulting firm, RSM McGladrey, to assist the Committee in its deliberations regarding executive compensation for the Chief Executive Officer and other key executives. The mandate of the consultant was to serve the Company and work for the Committee in its review of executive compensation practices, including overall executive compensation philosophy, the competitiveness of pay levels and market trends. RSM McGladrey provided the Committee with relevant market data and alternatives to consider when determining executive compensation. The Company also reviewed the Moss Adams Bankers Compensation Survey and the Milliman Northwest Financial Industry Salary Survey in determining 2006 executive officer compensation. In addition to the process and procedures discussed above, in determining compensation for the other key executives, the Committee also takes into account the recommendations of the Chief Executive Officer.
     In addition the Committee:
•	Recommends, if appropriate, new employee benefit plans to the Board of Directors;

•	Reviews all employee benefit plans; and

•	Makes determinations in connection with compensation matters as may be necessary or advisable.
     The Compensation Committee operates under a formal written charter, a copy of which is available on our website. The Compensation Committee met four times during the year for the purposes of reviewing salary and incentive compensation for the Chief Executive Officer and certain other executive officers, and reviewing and recommending to the full Board stock option or restricted stock awards for executive officers.
     Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee (“Nominating Committee”) is comprised of six directors, each of whom is considered “independent” as defined by the Nasdaq listing standards. The Committee is responsible for recommending a slate of directors for election at Intermountain’s annual meeting and appointing directors to fill vacancies as they occur. It is also responsible for (i) considering management succession plans, the appropriate Board size and committee structure and appointments; (ii) determining Board and Committee compensation; and (iii) developing and reviewing corporate governance principles applicable to Intermountain and its subsidiaries. The Committee operates under a formal written charter, a copy of which is available on our website.
     The Nominating Committee will consider nominees recommended by shareholders, provided that the recommendations are made in accordance with the procedures described in this Proxy Statement under “Shareholder Proposals and Director Nominations.”

The Committee evaluates all candidates, including shareholder-proposed candidates, using generally the same methods and criteria, although those methods and criteria are not standardized and may vary from time to time. The Nominating Committee is authorized to establish guidelines for the qualification, evaluation and selection of new directors to serve on the Board. We do not anticipate that the Committee will adopt specific minimum qualifications for Committee-recommended nominees, but that the Committee will instead evaluate each nominee on a case-by-case basis, including assessment of each nominee’s business experience, involvement in the communities served by the Company, and special skills. The Nominating Committee will also evaluate whether the nominee’s skills are complimentary to existing Board members’ skills, and the Board’s need for operational, managerial, financial, technological or other expertise, as well as geographical representation of the Company’s market areas.
     The Corporate Governance Guidelines stipulate that within 12 months of commencing service as a director, and continuing thereafter while serving as a director, each director of Intermountain and each director shall own shares of Intermountain common stock having a book value of at least $500.
Report of Audit Committee
     The Audit Committee of the Board of Directors makes the following report which, notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.
     The Audit Committee operates under a written charter that is reviewed annually by the Board of Directors and complies with all current regulatory requirements. Our agendas are controlled by the Committee Chair. The Audit Committee met nine times during the year.
     The Audit Committee provides assistance to the Board of Directors in fulfilling its oversight responsibilities relating to our corporate accounting and reporting practices, and the quality and integrity of our financial reports. The purpose of the Committee is to serve as an independent and objective party to monitor our financial reporting process and internal control system, review and appraise the audit effort of our independent accountants and internal auditing department, and maintain free and open means of communication between the Board of Directors, the independent accountants, financial management, and the internal audit department.
     The Audit Committee is responsible for assuring the independence of the independent auditor and for retention, supervision and termination of the independent auditor. The independent auditor reports directly to the Audit Committee. The Committee has established a policy for approval of non-audit related engagements awarded to the independent auditor. Such engagements must not impair the independence of the auditor with respect to Intermountain, as prescribed by the Sarbanes Act. As a result, payment amounts are limited and non-audit related engagements must be approved in advance by the Committee. The Audit Committee determines the extent of funding that we must provide to it, and has determined that such amounts are sufficient to carry out its duties.
     Management has the primary responsibility for our financial statements and reporting process, including the system of internal controls and reporting. Our independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. In addition, our independent auditors are responsible for auditing Management’s Assessment on Internal Control Over Financial Reporting. The Audit Committee monitors the integrity of our financial reporting process and system of internal controls and monitors the independence and performance of our independent auditors and internal auditors.
     With respect to the year ended December 31, 2006, in addition to its other work, the Committee:
•	Reviewed and discussed with management the audited consolidated financial statements of Intermountain as of and for the year ended December 31, 2006;

•	Reviewed and discussed with management the results of the assessment of the Internal Controls Over Financial Reporting;

•	Discussed with BDO Seidman, LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, with respect to its review of the findings of the independent auditor during its examination of our financial statements;

•	Received from BDO Seidman, LLP, written affirmation of their independence as required by Independence Standards Board Standard No. 1 (Independent Discussion with Audit Committee), discussed with the auditors the firm’s independence, and determined that the provision of non-audit services was compatible with maintaining auditor independence; and

•	Discussed with our internal and independent auditors the overall scope and plan for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examination, their evaluations of our internal controls and the overall quality of our financial reporting.
     The Committee recommended, based on the review and discussion summarized above, that the Board of Directors include the audited consolidated financial statements in Intermountain’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC. The Audit Committee also appointed and recommended to the Board for approval and ratification the retention of BDO Seidman, LLP as the Company’s independent registered public accounting firm for 2007. The Board has approved and ratified the appointment.
Audit Committee Members
Michael J. Romine (Chairperson) * Charles L. Bauer * Maggie Y. Lyons * Jim Patrick * Douglas P. Ward
DIRECTOR COMPENSATION
     All directors, including those who are Company employees, receive fees for their service on the Board of Directors. We review the level of compensation of our directors on an annual basis. To determine the appropriate level of compensation for our directors, we obtain information from a number of different sources, including publicly available data describing director compensation in peer companies and information obtained directly from other companies.
     Non-employee directors receive a mix of cash and equity-based compensation. In particular, non-employee directors receive an annual cash retainer based on the chairmanship of the Board and its committees. For 2006, the following retainer fees were paid: Chairman of the Board $9,760, Chair of the Audit Committee $9,260, other committee chairs between $8,760 — $8,260, and non-employee directors $7,260. In addition to the retainer, directors received aggregate fees for Board meetings attended during 2006 as follows: Chairman of the Board $25,560, Chair of the Audit Committee $20,614, other committee chairs between $20,064 – $19,514, and non-employee directors $11,814. Non-employee directors also receive annual restricted stock awards under our Amended and Restated Director Stock Plan, as discussed below. Directors who are employees received an annual cash retainer of $5,760 and aggregate fees for each Board meeting attended during 2006 of $10,164, but do not receive restricted stock awards for their service as directors.
     The following table shows compensation earned during the last fiscal year by our directors. The footnotes to the table describe the details of each form of compensation paid to directors.
2006 Director Compensation Table

	Fees Earned or			All Other
	Paid in Cash	Stock Awards	Option Awards	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)
Charles L. Bauer	$28,824	$1,085	$1,806	$0	$31,715
James T. Diehl	28,824	1,085	1,806	0	31,715
Ford Elsaesser	25,996	1,085	1,806	0	28,887
Ronald Jones	26,987	541	12,404	189	40,121
Curt Hecker	15,924	0	0	0	15,924
Maggie Y. Lyons	18,900	1,085	1,806	0	21,791
Terry L. Merwin	13,704	1,085	1,806	0	16,595
John B. Parker	35,320	1,085	1,806	0	38,211

	Fees Earned or			All Other
	Paid in Cash	Stock Awards	Option Awards	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)
Jim Patrick	19,074	541	12,404	533	32,552
Michael J. Romine	29,878	1,085	1,806	0	32,769
Jerry Smith	15,924	0	0	0	15,924
Barbara Strickfaden	28,824	1,085	13,682	0	43,591
Douglas P. Ward	18,000	1,085	1,806	0	20,891

(1)	Amounts reflect fees paid to directors in the form of an annual retainer and per-day fees for each Board meeting attended.

(2)	Represents the proportionate amount of the total fair value of stock awards that we recognized as an expense in 2006 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. Stock awards held by directors that resulted in compensation expense in 2006 consisted of stock awards that we granted to directors on each of March 31, 2006 and June 15, 2005. The Board of Directors determined the fair market value of each restricted stock award based on the closing bid price of Intermountain common stock on the date of grant of each award: $18.86 on March 31, 2006 and $14.55 on June 15, 2005. However, in accordance with FAS 123(R), we calculated expense based instead on the closing market price of Intermountain common stock on each of March 31, 2006 ($19.30) and June 15, 2005 ($14.55), respectively. Although each restricted stock award vests in 20% installments on each anniversary of the date of grant, we recognized expense proportionately as if the restricted shares vested monthly rather than annually. Amounts have been adjusted to reflect stock splits and stock dividends.

At fiscal year end, each non-employee director held unvested shares of Intermountain common stock granted pursuant to restricted stock awards as follows: Mr. Bauer 336 shares; Mr. Diehl 336 shares; Mr. Elsaesser 336 shares; Mr. Jones 187 shares; Ms. Lyons 336 shares; Mr. Merwin 336 shares; Mr. Parker 336 shares; Mr. Patrick 187 shares; Mr. Romine 336 shares; Ms. Strickfaden 336 shares and Mr. Ward 336 shares.

(3)	Represents the proportionate amount of the total fair value of the stock options that we recognized as an expense in 2006 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. Stock options held by directors that resulted in compensation expense in 2006 consisted of annual stock option grants that we made to directors on each of February 25, 2004, May 1, 2004 and November 2, 2004. The Board of Directors established the exercise price of each stock option at the fair market value of Intermountain common stock on the date of grant of each stock option, and determined the fair market value of Intermountain common stock on each date to be equal to the closing bid price of Intermountain common stock on each date: $13.64 on February 25, 2004, $14.52 on May 1, 2004 and $14.24 on November 2, 2004. However, in accordance with FAS 123(R), we calculated expense based instead on the closing market price of Intermountain common stock on each of February 25, 2004 ($13.64), May 1, 2004 ($14.52) and November 2, 2004 ($14.55), respectively. Amounts have been adjusted to reflect stock splits and stock dividends.

As of December 31, 2006, each non-employee director held in the aggregate outstanding stock option awards (vested and unvested) to purchase shares of Intermountain as follows: Mr. Bauer 825 shares; Mr. Diehl 17,738 shares; Mr. Elsaesser 17,738 shares; Mr. Jones 5,775 shares; Ms. Lyons 495 shares; Mr. Merwin 825 shares; Mr. Parker 495 shares; Mr. Patrick 5,775 shares; Mr. Romine 17,738 shares; Ms. Strickfaden 5,775 shares and Mr. Ward 4,768 shares.

(4)	Represents the premium paid by Intermountain on behalf of Mr. Jones and Mr. Patrick in connection with the split dollar life insurance, the terms of which are described below in the amounts of $189 and $533, respectively.
     Split Dollar Life Insurance. Ronald Jones and Jim Patrick, the two directors of Intermountain who are former directors of Snake River Bancorp, Inc. are parties to split-dollar life insurance agreements with Magic Valley Bank. Panhandle State Bank has assumed these agreements, which are identical to those with the other former Snake River Bancorp, Inc. directors. Pursuant to the terms of the agreements, (i) Panhandle State Bank is obligated to pay the premiums on a bank-owned life insurance policy; and (ii) beneficiaries of the directors will receive a certain portion of any death benefits upon the death of the directors.
     Amended and Restated Director Stock Plan. Intermountain previously maintained a director stock option plan (the “Director Plan”) for the benefit of non-employee directors, under which we generally made annual stock option grants to non-employee directors on an annual basis during each year prior to 2005. In 2005, shareholders approved amending the plan to provide for the grant of restricted stock awards, and since then we have made annual equity grants to non-employee directors in the form of restricted stock awards. As of December 31, 2006, 58,382 shares remain available for future grant. Options and restricted stock awards granted under the Director Plan typically vest over a five-year period in 20% installments beginning on the first anniversary of the date of grant. Stock options granted under the Director Plan have an exercise price equal to the fair market value of our common stock on the date of grant as determined by the Board, and typically expire ten years from the date of grant. Restricted stock awards do not require payment of a cash purchase price for the shares, and are subject to a right of repurchase by the Company which lapses according to the vesting schedule described above.
     We have historically used the closing “bid” price for valuing stock awards and stock options under our respective plans. However, consistent with the new executive compensation rules adopted by the SEC, the Compensation Committee has subsequently determined that effective December 31, 2006 any future awards will be granted at the closing “market” price on the date of grant.
EXECUTIVE COMPENSATION
     The following section describes the compensation that Intermountain pays its Chief Executive Officer, Chief Financial Officer and the next three most highly compensated executive officers (the “Named Executive Officers”). This section includes:
•	the Compensation Discussion and Analysis (“CD&A”) of management on executive compensation;

•	detailed tables showing compensation of the Named Executives; and

•	narrative disclosure about various compensation plans and arrangements and post employment and termination benefits.
Compensation Discussion and Analysis
Compensation Philosophy and Objectives
     We believe that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company, and that aligns the executive’s interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. We evaluate both performance and compensation to ensure that we are able to attract, retain and motivate executives of superior ability who are critical to our future success. We believe that compensation paid to executive officers should be directly aligned with our performance, and to this end a significant portion of an executive’s compensation should be based on achievement of financial and operational goals and other factors that impact shareholder value. Moreover, compensation provided to our executive officers must remain competitive relative to the compensation paid to similarly situated executives of peer companies. To accomplish these objectives, we believe executive compensation packages should include both cash and stock-based compensation with both short-term and long-term incentives in order to reward performance as measured against established goals.
Administration of Compensation Programs and the Role of Executive Officers
     The Compensation Committee (the “Committee”) of the Board has the responsibility for establishing, maintaining and administering the Company’s compensation programs and employee benefit plans, including reviewing and approving compensation of the Chief Executive Officer and other executive officers. In particular, the Committee determines and approves, or recommends to the entire Board for approval, the base salary, bonus, incentive plans and equity awards for the Chief Executive Officer. Our Chief Executive Officer, with input from our Vice President – Human Resources, makes recommendations to the Committee regarding the base salary, target bonus levels, actual bonus payouts and long-term incentive grants for the remainder of our executive team. The Chief Executive Officer makes these recommendations based in part on periodic performance reviews of each executive officer, as well as data and analysis provided by RSM McGladrey, our compensation consultant (discussed below). The Chief Executive Officer is not involved in determining his own compensation package. The Committee has discretion to approve, disapprove or modify recommendations made by our Chief Executive Officer, and then provides a recommendation regarding compensation of our executive team to the Board for its approval.

Overview of Executive Compensation Components
     Our executive compensation program consists of several compensation elements, as illustrated in the table below:

Pay Element

Base Salary
What the Pay Element Rewards

Core competence in the executive role relative to skills, experience and contributions to the Company
Purpose of the Pay Element

Provide fixed compensation based on competitive market practice

Short-Term Incentive
Contributions toward the Company’s achievement of specified objectives. Currently, bonuses under the short-term incentive plan are based on net income and average asset growth.
•	Provides focus on meeting annual goals that lead to long-term success of the Company

•	Provides annual performance-based cash incentive compensation

•	Motivates achievement of critical annual performance metrics

Long-Term Incentive
Restricted Stock Awards and Stock Purchase Bonus Program
•	Sustained stock price appreciation, thereby aligning executives interests with those of shareholders

•	Continued employment with the Company during a 5-year vesting period with respect to restricted stock awards and shares purchased under the Stock Purchase Bonus Program
Long-Term Incentive Plan
•	Based on average asset growth and average annual return on equity

•	Continued employment with the Company over a five-year period, consisting of the three-year performance period and two years of vesting following the performance period
The combination of restricted stock awards, the Stock Purchase Bonus Program and the Long-Term Incentive Plan provides a blended focus on
•	Profitability

•	Executive ownership of Company stock

•	Retention in a challenging business environment and competitive labor market

Retirement Benefits
•	Executive officers are eligible to participate in employee benefit plans available to our eligible employees

•	The Salary Continuation Agreement (“SCA”) is a nonqualified, noncontributory and unfunded program. The SCA is intended to provide additional retirement benefits to certain of our Named Executive Officers.
•	The SCA is designed to make total retirement benefits for the Named Executive Officers commensurate with those in comparable peer groups

Welfare Benefits
•	Executive participate in employee benefit plans generally available to our employees, including medical, health, life insurance and disability plans

•	Continuation of welfare benefits may occur as part of severance upon certain terminations of employment
These benefits are part of our broad-based total compensation program

Pay Element

What the Pay Element Rewards

Purpose of the Pay Element

Additional Benefits and Perquisites
•	Club memberships

•	Company provided auto or auto allowance

•	Life Insurance & Accidental Death & Dismemberment Coverage

•	Short-Term and Long-Term Disability
Club memberships facilitate the executives role as a Company representative in the community

Change in Control and Termination Benefits
We have change in control agreements with certain officers, including our Named Executive Officers. The agreements provide severance benefits if an officer’s employment is terminated following a change in control.
Change in control arrangements are designed to retain executives and provide continuity of management in the event of an actual or threatened change in control. The change in control agreements are described in more detail in the section “Post Employment and Termination Benefits.”

     The use of these programs enables us to carry out our pay for performance philosophy, as well as to strengthen our ability to attract and retain highly qualified executives. This combination of programs provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term shareholder value, and encourages executive recruitment and retention.
Determination of Appropriate Pay Levels
     In general, we seek to provide competitive pay by targeting the top 25th percentile relative to a peer group for total compensation opportunities, including salary, short-term incentive, remaining stock option vesting, restricted stock awards and long-term incentives. To achieve top 25th percentile positioning within our philosophy of pay for performance, we provide base salaries that are below the 50th percentile, combined with generous incentive compensation for exceptional performance relative to established financial goals. The peer group consisted of eight publicly traded companies and included many of the Company’s direct competitors including Cascade Bancorp, Community Bancorp, Heritage Financial Corporation, Northwest Bancorporation, Pacific Continental Corporation, Premier West Bancorp, Valley Bancorp and Washington Banking Company (“Peer Group”).
     We compare compensation paid to our Named Executive Officers with compensation paid to executive officers in comparable positions at similar companies. From time to time, the Committee has engaged RSM McGladrey, an outside human resources consulting firm, to conduct annual reviews of the total compensation program for the Chief Executive Officer and the remainder of our executive team. RSM McGladrey provides the Chief Executive Officer and our Committee with relevant market data and alternatives to consider in structuring executive compensation packages. In addition, the Committee also considers the Moss Adams Bankers Compensation Survey and the Milliman Northwest Financial Industry Salary Survey.
2006 Base Salary
     Our base salary levels reflect a combination of factors, including competitive pay levels relative to peer groups, each executive’s experience and tenure, our overall annual budget for merit increases and net income, the executive’s individual performance and changes in responsibility. We review salary levels annually to recognize these factors. We do not target base salary on any particular percent of total compensation, however, incentive pay is more heavily weighted in the total compensation package as an effort to retain and motivate the executive group.
     As noted above, our compensation philosophy includes setting base salaries below the 50th percentile for comparable positions at similarly situated companies. Base salaries for our Named Executive Officers were increased by 4% over 2005 base salaries, except that Ms. Rasmussen was granted a 23% base pay increase after her promotion to Chief Operations Officer and Executive Vice President in 2006. We established these increases after considering job performance, internal pay alignment and equity and marketplace competitiveness. These increases are consistent with comparative marketplace data and were within our 2006 budget limits for pay increases.
     The Compensation Committee had recommended that our Chief Executive Officer receive an approximately 16% raise since his pay is below the Peer Group, but our Chief Executive Officer elected to receive an increase of 4% in line with other Named Executive Officers.

2006 Short-Term Incentive Plan
     The Short-Term Incentive Plan (ST Incentive Plan) provides our executive officers with an opportunity to earn annual cash bonuses based on our achievement of certain pre-established performance goals. As in setting base salaries, we consider a combination of factors in establishing the annual target bonus opportunities for our Named Executive Officers. Budgeted net income and average asset growth are primary factors, as target bonus opportunities are adjusted annually when we set our net income goals for the year. We budget short-term incentive opportunities as a percentage of total compensation.
     For our Named Executive Officers, we set short-term incentive opportunities based on achievement of performance goals relating to net income and average asset growth of the Company, which we believe has a strong correlation with shareholder value. The profit goals for the Company for 2006 short-term incentive opportunities are at levels that are intended to reflect improvements in performance over the prior fiscal year and better than average growth within our competitive industry. Our Chief Executive Officer recommends specific performance targets, which the Committee then reviews and approves, rejects or modifies before forwarding its recommendation to the Board for approval.
     Grants to the Named Executive Officers under our Short-Term Incentive Plan in 2006 were determined by considering the following factors:
•	Competitive market data, defined by the competitive award levels summarized by RSM McGladrey in 2005, the Moss Adams Bankers Compensation Survey and the Milliman Northwest Financial Industry Salary Survey;

•	The officer’s responsibility level;

•	The officer’s specific function within the overall organization structure;

•	The Company’s profitability in the preceding year; and

•	The number and amount of awards currently held by the executive officer.
     Once performance goals have been set and approved, the Committee than sets a range of short-term bonus opportunities for the executive group. Target short-term incentive opportunities for 2006 were set as a percentage of each Named Executive Officer’s base salary, and were weighted at 60% net income after tax and 40% average asset growth.
     Actual bonus amounts for 2006 were determined based on relative achievement of the performance goals of net income and average asset growth. The Named Executive Officers were eligible to earn from 0% to up to 80% of their base pay, with the maximum achievable if the Company achieved the maximum net income and average asset growth targets. No bonus is earned if performance falls below specified net income and average asset growth thresholds. For 2006, the Company’s net income met the targeted level and the average asset growth was below the targeted level, resulting in bonus payments equal to 52% of the Named Executive Officers’ base pay, or 65% of maximum payout.
     For additional information about the 2006 Short-Term Incentive plan, please refer to the “Grants of Plan-Based Awards” table, which shows the threshold, target and maximum bonus amounts payable under the plan for 2006, and the Summary Compensation Table, which shows the actual amount of bonuses paid under the plan to our Named Executive Officers for 2006.
Long-Term Incentives
     During 2006, the Committee granted restricted stock awards (“RSAs”) to each of our Named Executive Officers, and also approved the 2006-2008 Long-Term Incentive Plan as a replacement to our 2003-2005 Long-Term Incentive Plan. The Committee believes these compensation measures are effective for aligning executive performance and achievement with shareholder interests, and also contribute to retention of our executive team. The material terms of the following incentive programs are discussed in the section “Executive Compensation –Executive Bonus Programs.”
•	Restricted Stock Awards. RSAs are intended to retain key employees by granting awards of stock that vest over a period of time. RSAs provide the opportunity for capital accumulation and more predictable long-term incentive value, encourage ownership, and result in business decisions that may drive stock price appreciation. RSAs generally are awarded to the Named Executive Officers once a year, at the same time as awards to the other eligible employees. RSAs are shares of Intermountain common stock that are subject to forfeiture restrictions which require that an employee remain with us through each vesting date. RSAs generally vest in 20% installments beginning on the first anniversary from the date of grant. Holders of RSAs have the same rights as a shareholder as to voting and dividend rights. Any unvested RSAs generally are forfeited if the holder terminates employment with the Company. During 2006, Messrs. Hecker, Smith, Wright, Nagel and Ms. Rasmussen were awarded 1,929, 1,536, 1,458, 1,254 and 3,215 shares of restricted stock, respectively, as adjusted for stock splits and stock dividends.

•	Stock Purchase Bonus Program: The Stock Purchase Bonus Program is not based on the achievement of specific performance objectives, but rather professional performance generally. The Board of Directors, or Compensation Committee as appropriate, approve awards under this program on a case-by-case basis. Executives who are invited to and who participate in the program purchase shares of Intermountain stock, and receive a bonus equal to 20% of the purchase price each year following the original purchase date. The Stock Purchase Bonus Program has the additional purpose of encouraging the officers of Intermountain and/or Panhandle State Bank to own Intermountain common stock. During 2006, Messrs. Wright, Nagel and Ms. Rasmussen were paid $12,000, $10,000 and $3,000, respectively under the Stock Purchase Bonus Program.

•	2006-2008 Long-Term Incentive Plan: The Named Executive Officers are participants in the 2006-2008 Long-Term Incentive Plan. Based on net income and average asset growth rate targets for the three-year period ended December 31, 2008, each Named Executive Officer will have an opportunity to earn shares of restricted stock as allocated by the Committee subject to the terms of the plan. Depending on performance relative to the net income and average asset growth rate targets, shares will be issued on January 5, 2009 (following expiration of the performance period), and one-third of such shares are vested upon grant, with an additional one third vesting on each subsequent anniversary of the grant date, subject to continued employment by such Named Executive Officer through each such vesting date. The Board approved an allocation of awards under the plan of 50% of the shares to the Chief Executive Officer, with the remaining 50% to be allocated among the remainder of the executive team based on the Chief Executive Officer’s evaluation of each executive’s performance.

This plan is a replacement for the 2003-2005 Long-Term Incentive Plan, which contained terms substantially similar in framework to the terms of the 2006-2008 Long-Term Incentive Plan. The Board of Directors originally approved an allocation of shares under this plan of 50% to our Chief Executive Officer and 50% to be divided between the other executives based on their comparative base salaries. Our Chief Executive Officer instead recommended an allocation of 35% to himself and 65% to be divided between the remaining executive team, and this recommendation was approved by the Compensation Committee. Accordingly, Messrs. Hecker, Smith, Wright and Nagel were awarded 30,030, 20,306, 19,448 and 16,016 shares of Intermountain common stock, respectively, as adjusted for stock splits and stock dividends, of which one-third were vested upon grant and an additional one third vest in 2007 and 2008, subject to continued employment.
     In general, the number of shares of restricted stock awarded to the Named Executive Officers is determined by targeting a value that is above the long-term compensation provided by our Peer Group, based on competitive market data provided by RSM McGladrey. The Committee’s goal is to provide compensation opportunities through incentive programs that exceed the base salaries provided to our Named Executive Officers. Determining long-term incentive awards in this manner assists us in achieving our target compensation objectives and is consistent with our total compensation philosophy. The main objectives of the programs are to 1) provide pay-for-performance opportunities and reinforce a high performance culture, 2) align the interests of our executives with our shareholders, and 3) design incentive plans that are simple, straightforward and transparent.
     The Committee engages RSM McGladrey from time to time to review competitive long-term incentive grant levels, and we intend to closely monitor our competitive position, program alternatives and the financial implications to the Company. Please refer to the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal-Year End” tables and the related footnotes for additional information about long-term stock awards.
Impact of Accounting and Tax Treatment of Compensation
     The Committee and management have considered the accounting and tax impact of various programs designed to balance the potential cost to the Company with the benefit/value to the executive. With regard to Internal Revenue Code Section 162(m), it is the

Committee’s intent to maximize deductibility of executive compensation while retaining some discretion needed to compensate executives in a manner commensurate with performance and the competitive market for executive talent. With the adoption of FAS 123(R), we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on the selection of forms of equity compensation in the future.
Report of Compensation Committee
     The Compensation Committee of the Board of Directors makes the following report which, notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) required by Item 402(b) of Regulation S-K with management, and based on that review and discussions, the Compensation Committee recommended to the Board that the CD&A be included as part of this Proxy Statement and 2006 Annual 10-K Report.
2006 Compensation Committee Members
James T. Diehl (Chairperson) * Charles L. Bauer * Ford Elsaesser
Ronald Jones * Maggie Y. Lyons * Michael J. Romine
Compensation Tables
     The following table shows compensation paid or accrued for the last fiscal year to Intermountain’s Chief Executive Officer, Chief Financial Officer and each of the three Named Executives earning in excess of $100,000.
2006 Summary Compensation Table

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
			Bonus	Awards	Awards	Compensation	Earnings	Compensation
Name and Principal		Salary	($)	($)	($)	($)	($)	($)	Total
Position	Year	($)	(1)	(2)	(3)	(4)	(5)	(6)(7)	($)
Curt Hecker, President and CEO of the Company and CEO of the Bank	2006	$208,000	$0	$274,239	$8,368	$108,160	$16,460	$7,500	$622,727
Jerry Smith President of the Bank, EVP of the Company	2006	165,672	0	72,779	16,856	86,149	20,538	7,500	369,494
Douglas Wright, EVP and Financial Officer of the Company and the Bank	2006	157,248	12,000	72,553	23,883	81,769	0	7,770	355,223
John Nagel EVP, Chief Credit Officer of the Bank	2006	135,200	10,000	71,627	49,004	70,304	0	4,400	340,535
Pamela Rasmussen EVP, Chief Operating Officer of the Bank	2006	135,200	14,370	75,638	3,544	70,304	0	7,770	306,826

(1)	Includes bonus amounts that vested under the Stock Purchase Bonus Program for Mr. Wright, Mr. Nagel and Ms. Rasmussen, and an amount vested under a Retention Bonus Agreement for Ms. Rasmussen. The terms of the Stock Purchase Bonus Program and Ms. Rasmussen’s Retention Bonus Agreement are discussed below.

(2)	Represents the proportionate amount of the total fair value of the stock awards recognized by Intermountain as an expense in 2006 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed in 2006 were determined in accordance with FAS 123(R). The awards for which expense is shown in this table include the awards described in the Grants of Plan-Based Awards Table below as well as awards previously granted for which the Company continued to recognize expense in 2006. The assumptions used in determining the grant date fair values of these awards are set forth in footnotes to the Grants of Plan-Based Awards table and in the notes to our financial statements, which are included in the accompanying Annual Report. The amounts have been adjusted to reflect all stock splits and stock dividends.

(3)	Represents the proportionate amount of the total fair value of the stock options recognized by Intermountain as an expense in 2006 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these options and the amounts expensed in 2006 were determined in accordance with FAS 123(R). The options for which expense is shown in this table include options previously granted for which the Company continued to recognize expense in 2006. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to our financial statements, which are included in the accompanying Annual Report. The amounts have been adjusted to reflect all stock splits and stock dividends.

(4)	Represents bonuses accrued under the Short-Term Executive Incentive Plan for the fiscal year 2006, but paid in 2007.

(5)	Represents the increase during 2006 in actuarial present values of each Named Executive Officer’s accumulated benefits under the individual Salary Continuation and Split Dollar Agreements.

(6)	Amounts reflect contributions paid by Intermountain or Panhandle State Bank under the 401(k) Savings Plan and Trust (“401(k) Plan”) in the amount of $7,500 attributable to Mr. Hecker, Mr. Smith, Mr. Wright and Ms. Rasmussen, and $4,400 attributable to Mr. Nagel, and $270 paid to each of Mr. Wright and Ms. Rasmussen under the Company’s internal employee incentive program.

(7)	Does not include amounts attributable to miscellaneous benefits or perquisites received by the Named Executive Officers. The costs to the Company of providing such benefits to any individual executive officer during the year ended December 31, 2006 did not exceed $10,000 in the aggregate.
2006 Grants of Plan-Based Awards
     The following table provides information on the grant of equity and non-equity awards during 2006. All amounts have been adjusted to reflect all stock splits and stock dividends.

									All Other
									Stock		Grant Date
			Estimated Future Payouts			Estimated Future Payouts Under			Awards:	Grant Date	Closing
			Under Non-Equity Incentive			Equity Incentive			Number of	Fair Value of	Price of
			Plan Awards			Plan Awards			Shares of	tock and	Stock and
			Thresh-		Maxi-	Thresh-		Maxi-	Stock or	Option	Option
		Grant	old	Target	mum	old	Target	mum	Units	Awards	Awards
Name		Date	($)	($)	($)	(#)	(#)	(#)	(#)	$	$
Curt Hecker	(1)	4/28/06	$0	$83,200	$166,400
	(2)	3/31/06							1,929	$36,381	$37,230
	(3)	1/24/06				13,833	41,250	110,550

Jerry Smith	(1)	4/28/06	0	66,269	132,538
	(2)	3/31/06							1,536	28,969	29,646
	(3)	1/24/06				3,458	10,313	27,638

Douglas Wright	(1)	4/28/06	0	62,899	125,798
	(2)	3/31/06							1,458	27,498	28,139
	(3)	1/24/06				3,458	10,313	27,638

John Nagel	(1)	4/28/06	0	54,080	108,160
	(2)	3/31/06							1,254	23,650	24,202
	(3)	1/24/06				3,458	10,313	27,638

Pamela Rasmussen	(1)	4/28/06	0	54,080	108,160
	(2)	3/31/06							3,215	$60,635	62,049
	(3)	1/24/06				3,458	10,313	27,638

(1)	Represents threshold, target and maximum payout levels under the Short-Term Executive Incentive Plan for 2006 performance. The actual amount of incentive bonus earned by each Named Executive Officer in 2006 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Additional information regarding the design of the Short-Term Executive Incentive Plan is included in the CD&A and also discussed below.

(2)	Represents a restricted stock award granted under Intermountain’s Stock Option and Restricted Stock Plan that vests in 20% installments, beginning March 31, 2007, and becoming fully vested March 31, 2011.

The fair market value of the restricted stock award on the date of grant was determined by the Compensation Committee to be the closing bid price of Intermountain’s common stock on March 31, 2006 ($18.86). However, in accordance with FAS 123(R), the Company calculated expense based instead on the closing market price of Intermountain common stock on March 31, 2006 ($19.30). The material terms of the restricted stock award are discussed below.

(3)	Represents the threshold, target and maximum number of performance-based shares of the restricted stock award that could be earned based on the Company’s achievement of pre-established goals under the 2006-2008 Long-Term Incentive Plan. The shares subject to the award vest one-third on January 5, 2009, the date of grant, one-third on January 5, 2010 and the remaining one-third January 5, 2011, provided, that the executive is employed with the Company on the vesting date, subject to earlier termination due to a change in control, death or disability. For purposes of this table, it is assumed that the Chief Executive Officer receives 50% of the available award pool and the remaining 50% is divided equally among the remaining executives. Actual allocation among the remaining executives will be established by the Chief Executive Officer based on his evaluation of each executive’s performance. Additional information regarding the design of the 2006-2008 Long-Term Executive Incentive Plan is included in the CD&A and also discussed below.
Executive Bonus Programs
     General. Intermountain and Panhandle State Bank have implemented three executive bonus programs: Short-Term Executive Incentive Plan, Long-Term Incentive Plan and the Stock Purchase Bonus Program, the material terms of which are summarized below. The objectives of the two bonus programs (the Long-Term Incentive Plan and the Short-Term Executive Incentive Plan) are to provide the executive officers of Intermountain and Panhandle State Bank with specific performance objectives and goals, and to motivate such executive officers to reach such objectives and goals.
     Short-Term Incentive Plan. The Short-Term Executive Incentive Plan is designed to provide incentive for management to achieve annual (as opposed to long-term) Company performance goals. The key executives who are eligible to participate in the plan include all of the Named Executive Officers identified in the Summary Compensation Table. Under the plan, prior to the beginning of each year, Intermountain’s management selects appropriate performance criteria and develops annual performance goals for Intermountain for approval by the Compensation Committee. The performance criteria for 2006 consist of net income after tax and average asset growth, with a weighting of 60% net income and 40% average asset growth. With respect to each performance criteria, at least three specific performance measurements are established: (i) a threshold level, the minimum acceptable level of performance below which no incentives will be paid, (ii) a target level, the expected level of performance, and (iii) an outstanding performance level, an exceptional level of performance that will generate maximum performance awards under the plan. Bonuses are calculated as a percentage of each participant’s base salary, with the percentage dependent on which performance level is achieved. If employment is voluntarily (except for retirement) or involuntarily terminated (unless due to a sale transaction, or due to the retirement, death or disability of the participant) during a plan year, the executive’s rights to any incentive award for that plan year will be forfeited. In the event of a sale transaction, as defined in the plan, or in the event of the retirement, death or disability of a participant, a bonus will be paid on a pro rata basis for performance level goals reached for the most recently-completed quarter.
     Long-Term Incentive Plan. The Company believes that it is in the best interest of the Company and our shareholders to balance the compensation of our executive officers between short-term performance and long-term performance, to encourage decision-making that will benefit Intermountain in the longer term. The key executives who were eligible to participate in the plan include all of the executive officers identified in the Summary Compensation Table, except Ms. Rasmussen who was not employed at the inception of the 2003-2005 LTIP, and therefore was not eligible to participate. Payments under the 2003-2005 LTIP were based on a three-year (from 2003 through 2005) running average of Intermountain’s average annual return on equity and average annual net asset growth. In order to be eligible to receive a stock award, the key executives must have been continuously employed by Intermountain or Panhandle State Bank from 2003 through 2005. In addition, to receive the award, they must be employed by Intermountain or the Bank on the dates in which each portion vests. In the event of an executive’s disability or death or a change in control (as defined), the stock award benefit will vest, on a pro rata basis, through the most recent quarter end. If employment is otherwise voluntarily or involuntarily terminated prior to an executive’s receipt of stock benefits, such executive’s rights to any awards under the plan will automatically be forfeited.
     The Company granted restricted stock awards to the Named Executive Officers under the 2003-2005 LTIP on March 31, 2006 based on achievement of pre-established company goals in the following amounts: Mr. Hecker 30,030 shares; Mr. Smith 20,306 shares; Mr. Wright 19,448 shares; and Mr. Nagel 16,016 shares. The shares subject to the award vested one-third on March 31, 2006, the date of grant, one-third on January 2, 2007 and the remaining one-third will vest on January 2, 2008, provided, that the executive is employed with the Company on the vesting date, subject to earlier termination due to a change in control, death or disability. The share amounts have been adjusted for applicable stock splits and stock dividends.
     At the 2007 Shareholder Meeting, shareholders will be asked to approve the 2006-2008 Long-Term Incentive Plan. See Proposal No. 2 Approval of 2006-2008 Long-Term Incentive Plan for information relating to this plan. The terms of the 2006-2008 LTIP are substantially similar to the 2003-2005 LTIP, and are described under “Proposal No. 2” below.
     Stock Purchase Bonus Program. The Company has adopted a Stock Purchase Bonus Program for executive officers and other officers of Intermountain and Panhandle State Bank. The program is implemented through the execution of individual stock purchase bonus agreements entered into by Intermountain and the officer. The purpose of the program is to encourage and incent officers of Intermountain and/or Panhandle State Bank to own Company stock, thereby further aligning the interests of management with those of Intermountain’s shareholders. Under the agreement, these officers may purchase on the open market, shares of Intermountain common stock. If the officer makes such a purchase, the officer will be paid a bonus equal to the lesser of (i) the actual dollar amount paid by the officer for Intermountain shares, including fees and/or commissions; or (ii) a maximum award amount. This bonus is paid to the officer in either three, five or ten equal annual installments. In order to receive any payment installment, an officer must be a full-time employee on the date such installment is due and payable; provided, however, that in the event of officer’s disability or death, and in some cases in the event of a change in control of Intermountain (as defined in the agreement), the balance of the bonus will become fully vested and the officer will become eligible to receive a cash payment equal to such remaining bonus.
     Intermountain has entered into stock purchase bonus agreements on substantially the terms described above with Douglas Wright in the amount of $60,000, John Nagel in the amount of $50,000, and Pamela Rasmussen in the amount of $9,000. Bonuses under these respective agreements are paid in three to five equal installments.
     Employee Stock Plan. Intermountain maintains an Employee Stock Option and Restricted Stock Plan (“Employee Plan”), as amended and approved by the shareholders, that provides for the grant of incentive and non-qualified stock options and restricted stock awards to key officers and employees of Intermountain and/or the Bank. Stock options under the Employee Plan expire ten years from the date of grant, and must have an exercise price of not less than the fair market value of Intermountain stock at the time of grant, as determined by the Board or the Compensation Committee. Restricted stock awards are generally subject to a right of repurchase over a vesting period established by the Compensation Committee. The number of shares subject to granted but unexercised options and stock awards, and the number of shares remaining available for grant under the Employee Plan, as adjusted for subsequent stock splits and stock dividends, are 476,477 and 190,931 shares, respectively.
     The Compensation Committee meets annually to determine and award equity grants to executive officers under the Employee Plan. These awards typically vest over five years in order to motivate long-term performance and to serve as a retention tool for the executive officers.
2006 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)(1)	(d)	(e)(2)

Curt Hecker	0	$0	10,010	$188,825
	0	0	550	11,440

Jerry Smith	15,000	330,761	6,769	127,696
	0	0	330	6,864

Douglas Wright	627	11,742	6,483	122,301
	1,098	20,529	330	6,864
	1,008	18,083	0
	222	3,833	0	0

John Nagel	0	0	5,340	100,721
	0	0	275	5,720

Pamela Rasmussen	0	0	0	0

(1)	Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options (based on the bid price on the date of grant). The numbers have been adjusted to reflect all applicable stock splits and stock dividends.

(2)	Value realized represents the fair market value (bid price) of the shares at the time of vesting.
2006 Outstanding Equity Awards at Fiscal Year-End

	Option Awards *					Stock Awards *
								Equity	Equity
								Incentive Plan	Incentive Plan
								Awards:	Awards:
							Market	Number of	Payout Value
		Number of				Number of	Value of	Unearned	of Unearned
	Number of	Securities				Shares or	Shares or	Shares, Units	Shares, Units
	Securities	Underlying				Units of	Units of	or Other	or Other
	Underlying	Unexercised		Option		Stock That	Stock That	Rights That	Rights That
	Options	Options		Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)		Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable		($)	Date	(#)	($)	(#)	($)
Curt Hecker	42,164			$4.86	01/14/2009	4,129	$99,096	20,020	$480,480
	71,435			4.86	01/14/2009
	5,237			4.10	01/01/2011
	3,495			4.10	01/01/2011
	1,307			6.06	01/01/2013
	2,614	2,613	(1)	6.06	01/01/2013

Jerry Smith	15,792			2.95	08/17/2009	2,856	68,544	13,537	324,878
	3,076			4.10	06/21/2010
	8,785			4.10	01/01/2011
	1,071	2,143	(1)	6.06	01/01/2013

Douglas Wright	9,882	3,993	(2)	5.30	5/31/2012	2,778	66,672	12,965	311,150
	9,076	7,260	(1)	6.06	01/01/2013
	1,995	1,598	(3)	6.74	06/04/2013
	5,643	9,900	(4)	5.27	02/03/2014

John Nagel	13,177			4.26	5/23/2011	2,354	56,496	10,677	256,238
	2,395	799	(5)	4.57	01/01/2012
	3,267	2,178	(1)	6.06	01/01/2013
	5,749	3,834	(3)	6.74	06/04/2013
	3,300	4,950	(4)	5.27	02/03/2014

Pamela Rasmussen	418			5.20	04/01/2008	3,215	77,160
	418			5.20	04/01/2009
	418			5.20	11/02/2009
	418			5.20	11/02/2009
	3,411			6.00	12/15/2007
	660	990	(6)	14.24	11/09/2014

*	The numbers have been adjusted to reflect all applicable stock splits and stock dividends.

(1)	Stock options vest evenly over a two-year period and become fully vested January 1, 2008.

(2)	Stock options become fully vested May 1, 2007.

(3)	Stock options vest over a two-year period and become fully vested June 4, 2008.

(4)	Stock options vest over a three-year period and become fully vested February 3, 2009.

(5)	Stock options became fully vested January 1, 2007.

(6)	Stock options vest over a three-year period and become fully vested November 9, 2009.
Post Employment and Termination Benefits
2006 Pension Benefits

			Present Value of
		Number of Years	Accumulated
		Credited Service	Benefit
	Plan Name	(#)	($)
Name	(1)	(2)	(3)
Curt Hecker	SCA/SDA	5 years	$439,764
Jerry Smith	SCA/SDA	5 years	$353,613
Douglas Wright	N/A	N/A	N/A
John Nagel	N/A	N/A	N/A
Pamela Rasmussen	N/A	N/A	N/A

(1)	The terms of the Salary Continuation Agreement and Split Dollar Agreement (SCA/SDA) are described below.

(2)	Under the terms of the SCA/SDA, executives must, in addition to other conditions, be employed with Intermountain through 2012.

(3)	The estimated maximum annual retirement benefit payable under the SCA/SDA for Messrs. Hecker and Smith, payable after age 60 is as follows: Mr. Hecker $148,000 and Mr. Smith $111,000.
     Salary Continuation Agreement and Split Dollar Agreement. Effective January 1, 2002, Panhandle State Bank entered into Salary Continuation Agreements and Split Dollar Agreements with Curt Hecker and Jerry Smith. The purpose of these agreements is to provide Mr. Hecker and Mr. Smith with additional retirement benefits. The agreements are unsecured and unfunded and there are no plan assets. Panhandle State Bank has purchased a single premium bank owned life insurance policy (“BOLI policy”) on the lives of Mr. Hecker and Mr. Smith and intends to use income from the BOLI policy to offset benefit expenses.
     So long as Mr. Hecker and Mr. Smith remain employed by Panhandle State Bank until January 1, 2012, in the event that the employment of Mr. Hecker or Mr. Smith terminates for any reason and such individual is at least 60 years old as of such termination, the salary continuation agreements provide for annual payments to Mr. Hecker and Mr. Smith of $148,000 and $111,000, respectively, for a period of ten years following the termination date. So long as Mr. Hecker and Mr. Smith remain employed by Panhandle State Bank until January 1, 2012, in the event that the employment of Mr. Hecker or Mr. Smith terminates for any reason and such individual is less than 60 years of age as of such termination (other than for death, disability, for cause or in connection with a change in control, as each term is defined in their respective salary continuation agreements), then Mr. Hecker would receive annual payments ranging from $85,000 to $148,000, and Mr. Smith would receive annual payments ranging from $81,000 to $111,000, depending on the date of their respective termination, during each of the 10 years beginning at age 60. If Mr. Hecker’s or Mr. Smith’s employment is terminated because of disability before the age of 60, each will receive an annual payment ranging from $8,000 to $148,000 (in the case of Mr. Hecker) and $7,000 to $111,000 (in the case of Mr. Smith), depending on the date of disability, during each of the 10 years beginning at age 60. Finally, if Mr. Hecker’s or Mr. Smith’s employment is terminated in connection with a change of control (so long as they are not terminated for cause, as defined), Mr. Hecker and Mr. Smith will be entitled to a lump sum payment of $430,351 to $1,110,000 (in the case of Mr. Hecker) and $423,919 to $834,000 (in the case of Mr. Smith), depending upon the date of the change in control. Furthermore, if Mr. Hecker or Mr. Smith is subject to any excise tax as a result of an acceleration of their respective benefits under this agreement in the event of a change in control, Mr. Hecker and Mr. Smith will receive a cash payment equal to the amount of their respective excise tax.

     Under the salary continuation agreement and the split dollar agreement, Mr. Hecker’s estate will receive a one-time payment of $1,110,000 if Mr. Hecker dies before the age of 60, provided that Panhandle State Bank employed him at the time of death; and, subject to the same conditions, Mr. Smith’s estate will receive a one time payment of $834,000. The Bank will be the beneficiary of any death proceeds remaining after Mr. Hecker’s or Mr. Smith’s interest has been paid to their respective estates.
Curt Hecker Employment Agreement
     Mr. Hecker serves as President and Chief Executive Officer of Intermountain and Chief Executive Officer of Panhandle State Bank under the terms of a December 17, 2003 employment agreement, as amended effective March 24, 2004 and March 4, 2005. The initial term of the employment agreement expired on December 31, 2004, but the agreement renewed automatically for a new three-year term on January 1, 2005. The $180,000 initial annual salary stated in the agreement may be increased based upon Mr. Hecker’s annual performance review conducted by the Compensation Committee. Mr. Hecker’s current annual salary in 2007 is $208,000. The agreement grants Mr. Hecker four weeks of paid vacation annually and miscellaneous fringe benefits, including use of an automobile, as well as his eligibility to participate in incentive and stock plans made available to executive officers.
     If Mr. Hecker’s employment terminates involuntarily without cause or if he is constructively terminated (as defined in the agreement), he will be entitled to severance in an amount equal to twice his annual salary, payable in a single lump sum on the date of employment termination. But if Mr. Hecker’s employment terminates involuntarily without cause within 24 months after a change in control, or if he is constructively terminated, his severance would instead be calculated as twice the sum of his average annual salary and short-term bonus over the two preceding years. The difference between the change-in-control severance amount (twice the average salary and short-term bonus) versus severance payable for employment termination in other contexts (twice annual salary) would also be payable to Mr. Hecker if his employment terminates involuntarily without cause or if he is constructively terminated within 12 months before an agreement for a change in control is entered into. The change-in-control severance is payable on the date of employment termination or the effective date of the change in control, whichever is later.
     The employment agreement also provides for a tax gross-up benefit if the aggregate benefits payable to Mr. Hecker after a change in control are subject to excise taxes under sections 280G and 4999 of the Internal Revenue Code. In general terms, Internal Revenue Code section 280G disallows an employer’s compensation deduction for so-called “excess parachute payments” made to an executive after a change in control. Correspondingly, section 4999 imposes a 20% excise tax on the executive receiving excess parachute payments. Payments made to an executive as the result of a change in control are excess parachute payments if they equal or exceed the executive’s base amount multiplied by three. If the payments equal or exceed that threshold, the 20% excise tax is imposed on payments exceeding the executive’s base amount, and the employer’s compensation deduction is forfeited on those same dollars. The executive’s base amount is his five-year average taxable compensation. The additional tax gross-up benefit payable to Mr. Hecker would compensate him for federal excise taxes imposed as well as for federal and state income taxes imposed on the gross-up benefit itself, but the tax gross-up benefit would not be a deductible payment to Intermountain or Panhandle State Bank. For purposes of the calculation under sections 280G and 4999 of benefits payable after a change in control, the total benefits include severance payable under a severance or employment agreement, accelerated payment or accelerated vesting of benefits under compensation arrangements such as stock option plans and salary continuation agreements, and other benefits whose payment or vesting accelerates because of the change in control. Taking into account Mr. Hecker’s potential change-in-control severance benefit under the employment agreement and the benefit payable under his Salary Continuation Agreement, Intermountain considers it possible that a portion of the benefits payable to Mr. Hecker after a change in control may constitute excess parachute payments, and therefore that a tax gross-up benefit could be payable to him. However, the precise amount of the excise tax gross-up benefit depends on the price paid by the acquiring company, the date when the change in control occurs, the executive’s five-year average taxable compensation at that time, applicable federal and state tax rates, and other factors, including the discount rate employed at the time to determine the present value of accelerated benefits and the number of months remaining until the executive attains his normal retirement age.
     Mr. Hecker’s employment agreement provides that he is entitled to reimbursement of up to $500,000 of legal fees if his employment agreement is challenged after a change in control, regardless of whether Mr. Hecker prevails in such dispute.
     Lastly, the employment agreement prohibits Mr. Hecker from competing with Intermountain or Panhandle State Bank as a director, officer, shareholder, or otherwise during the term of his employment and for two years after termination of his employment. The prohibition against competition terminates immediately after a change in control occurs.

     The table below shows the maximum amounts that could be paid to Mr. Hecker under his agreement and (i) is based on the executive’s salary at December 31, 2006; and (ii) assumes that a triggering event occurred on December 31, 2006.

	Termination /Change in Control
	Payments		Termination /Change in Control Payments
	Under Employment Agreement		Under Salary Continuation Agreement and Split Dollar Agreement (1)
		Involuntary
		Termination
	Voluntary or	(without cause)	Payment upon	Payment upon
	Involuntary	or constructive	termination after	termination after		Involuntary
	Termination	termination	1/1/2012 (more	1/1/2012 (less	Termination Due to	Termination
	(without cause)	in connection	than 60 years old)	than 60 years old)	Disability Prior to	(without cause)
	(2)	with a CIC (3)	(4)	(5)	Age 60 (5)	Due to CIC (6)
Base salary	$776,416	$843,456	$148,000	$148,000	$441,416	$1,643,915
Short-term bonus	0	308,160	0	0	0	0
Fair market values of accelerated equity vesting (7)	1,422,052	1,422,052	0	0	1,422,052	1,422,052
Total	$2,198,468	$2,573,668	$148,000	$148,000	$1,863,468	$3,065,967

(1)	If Mr. Hecker dies before age 60 and is employed by the Company at the time of death, his estate will receive a lump sum payment of $1,110,000.

(2)	Represents two times Mr. Hecker’s annual salary, payable in a lump sum payment, and a tax gross-up payment for excise taxes payable under Section 280G of the Internal Revenue Code (“Code”) of approximately $360,000.

(3)	Represents two times Mr. Hecker’s average base salary and short-term bonus over the two years preceding termination, payable in a lump sum payment, and a tax gross up payment for excise taxes payable under Section 280G of the Code of approximately $435,000.

(4)	Represents amount payable each year for a 10-year period.

(5)	Represents the maximum amount payable each year for a 10-year period. The actual amount may be less, depending on the date of termination and a tax gross-up payment for excise taxes payable under Section 280G of the Code of approximately $293,000.

(6)	Based on the maximum payout amount of $1,110,000, payable in a lump sum payment, plus a tax gross up payment for excise taxes payable under Section 280G of the Code of approximately $534,000.

(7)	For the purposes of this table the fair market value of the accelerated vesting of equity awards is determined as being the difference between the December 31, 2006 closing price of our common stock and the exercise price of the accelerated equity awards. It is possible that in the event of a change of control, the per share settlement stock price would be substantially higher than that used in this table.
Jerry Smith Employment Agreement
     Mr. Smith serves as President of Panhandle State Bank under an employment agreement, initially dated December 17, 2003, whose terms are essentially identical to those of Mr. Hecker’s employment agreement. The initial term of Mr. Smith’s employment agreement likewise expired on December 31, 2004 but the agreement renewed automatically for a new three-year term on January 1, 2005. The $147,500 initial annual salary stated in the agreement may be increased based upon Mr. Smith’s annual performance review conducted by the Compensation Committee. His current annual salary in 2007 is $175,615. The agreement promises severance benefits and change-in-control severance benefits on the same terms and calculated in the same manner as Mr. Hecker’s, a potential excise tax gross-up in connection with a change in control, and reimbursement of up to $500,000 of legal fees if the employment agreement is challenged after a change in control. Mr. Smith’s employment agreement includes a prohibition against competition identical to the prohibition in Mr. Hecker’s agreement, but like Mr. Hecker’s agreement the prohibition against competition would not apply after a change in control occurs.

     The table below shows the maximum amounts that could be paid to Mr. Smith under his agreement and (i) is based on the executive’s salary at December 31, 2006; and (ii) assumes that a triggering event occurred on December 31, 2006.

	Termination /Change in Control
	Payments		Termination /Change in Control Payments
	Under Employment Agreement		Under Salary Continuation Agreement and Split Dollar Agreement (1)
		Involuntary
		Termination
	Voluntary or	(without cause)	Payment upon	Payment upon
	Involuntary	or constructive	termination after	termination after	Involuntary	Involuntary
	Termination	termination	1/1/2012 (more	1/1/2012 (less	Termination Due to	Termination
	(without cause)	in connection	than 60 years old)	than 60 years old)	Disability Prior to	(without cause)
	(2)	with a CIC (3)	(4)	(5)	Age 60 (5)	Due to CIC
Base salary	$331,344	$532,555	$111,000	$111,000	$111,000	$1,107,477 (6)
Short-term bonus	0	245,449	0	0	0	0
Fair market values of accelerated equity vesting (7)	630,767	630,767	0	0	630,767	630,767
Total	$962,111	$1,408,771	$111,000	$111,000	$741,767	$1,738,244

(1)	If Mr. Smith dies before age 60 and is employed by the Company at the time of death, his estate will receive a lump sum payment of $834,000.

(2)	Represents two times Mr. Smith’s annual salary, payable in a lump sum payment, and assumes no tax gross-up payment for excise taxes payable under Section 280G of the Code, based on Mr. Smith’s past average annual compensation.

(3)	Represents two times Mr. Smith’s average base salary and short-term bonus over the two years preceding termination, payable in a lump sum payment, and a tax gross up payment for excise taxes payable under 280G of approximately $208,000.

(4)	Represents amount payable each year for a 10-year period.

(5)	Represents the maximum amount payable each year for a 10-year period. The actual amount may be less, depending on the date of termination.

(6)	Based on the maximum payout amount of $834,000, payable in a lump sum payment, plus a tax gross up payment for excise taxes payable under Section 280G of the Code of approximately $273,000.

(7)	For the purposes of this table the fair market value of the accelerated vesting of equity awards is determined as being the difference between the December 31, 2006 closing price of our common stock and the exercise price of the accelerated equity awards. It is possible that in the event of a change of control, the per share settlement stock price would be substantially higher than that used in this table.
Executive Severance and Stock Bonus Purchase Agreements for Douglas Wright and John Nagel
     Under the terms of Executive Severance Agreements each dated December 17, 2003, as subsequently amended, each of Messrs. Wright and Nagel is entitled to severance if his employment terminates involuntarily without cause within 24 months after a change in control or if he is constructively terminated within 24 months after a change in control. The severance payment would be an amount equal to twice the sum of his average annual salary and short-term bonus over the two preceding years. Payable on the date of employment termination or the effective date of the change in control, whichever is later, the severance benefit would also be payable to such executive if his employment terminates involuntarily without cause or if he is constructively terminated within 12 months before an agreement for a change in control is entered into.
     Under the Executive Severance Agreement, the executive’s severance benefit will be reduced as necessary to avoid application of sections 280G and 4999 of the Internal Revenue Code. Mr. Wright’s agreement provides that he is entitled to reimbursement of up to $300,000 of legal fees if his employment agreement is challenged after a change in control, regardless of whether Mr. Wright prevails in such dispute. Mr. Nagel’s agreement contains a similar provision for reimbursement of up to $250,000 of legal fees.

     The table below shows the maximum amounts that could be paid to the Messrs. Wright and Nagel under their respective agreements. The following information is based on (i) the executive’s salary at December 31, 2006; and (ii) assumes that a triggering event occurred on December 31, 2006.

	Termination in Connection with Change in Control
	(other than for cause, death, disability or retirement)
	Salary	Short-Term Bonus	Equity Awards	Total Payments to
Name	($)	($)	($)	Executive(1)
Douglas Wright	$308,448	$232,969	$994,609	$1,536,026
John Nagel	265,200	200,304	817,823	1,283,327

(1)	Payable in a lump sum payment.
Pamela Rasmussen Executive Severance and Retention Bonus Agreements
     In connection with the acquisition of Magic Valley Bank in 2004, the Company entered into an Employment Agreement with Pamela Rasmussen, who at that time was employed as the Vice President and Senior Operations Officer of Magic Valley Bank. The agreement became effective on November 2, 2004, the closing of the transaction, and had a term of two years. Since that time, Ms. Rasmussen was promoted to Executive Vice President and Chief Operating Officer of Intermountain and her agreement has expired. On March 14, 2007, Intermountain entered into a Executive Severance Agreement with Ms. Rasmussen, the terms of which are identical in nature to the Executive Severance Agreements with Messrs. Wright and Nagel, including a provision for reimbursement of up to $250,000 of legal fees. Since the Agreement was not entered into until March 2007, for purposes of the disclosure presented in the table below, the information for Ms. Rasmussen is based on her salary and an assumed trigger event on the date the agreement was executed.
     In August 2005, as amended September 2006, the Company has also entered into a Retention Bonus Agreement with Ms. Rasmussen that provides for a bonus in the amount of $56,850, payable in five equal annual installments, beginning on August 15, 2005, and the remaining installments paid on each anniversary date of the first payment date, providing, Ms. Rasmussen is employed with the Company on the date the portion of the bonus is due and payable. However, in the event of a change in control, or if Ms. Rasmussen is terminated without cause, or because of death or permanent disability, Ms. Rasmussen, or her estate in the event of death, will be entitled to continue to receive the annual bonus payments.
     The table below shows the maximum amounts that could be paid to Ms. Rasmussen under the agreements described above. The following information is based on (i) the executive’s salary at December 31, 2006; and (ii) assumes that a triggering event occurred on March 14, 2007.

	Termination in Connection with Change in Control
	(other than for cause, death, disability or retirement)
	Salary	Short-Term Bonus	Equity Awards	Total Payments to
Name	($)	($)	($)	Executive(1)
Pamela Rasmussen	$245,200	$136,674	$265,092	$646,966

(1)	Payable in a lump sum payment.
Employee Benefit Plans
     401(k) Savings Plan. Intermountain and Panhandle State Bank have a 401(k) Savings Plan (“401(k) Plan”) covering substantially all employees. An employee must be at least 18 years of age and have six months of service with Intermountain or Panhandle State Bank to be eligible for the 401(k) Plan (“Effective Date”). Under the 401(k) Plan, participants may defer a percentage of their compensation, the dollar amount of which may not exceed the limit as governed by law. At the direction of the Board of Directors, Intermountain may also elect to pay a discretionary matching contribution equal to a percentage of the amount of the salary deferral made by the participant. The 401(k) Plan provides that contributions made by the employee are 100% vested immediately upon the participant’s Effective Date. Effective January 1, 2006, contributions made by the employer vest 50% in year one and 100% in year two.
     A committee of Panhandle State Bank acts as the Plan Administrator of the 401(k) Plan. The general investment options are determined by the Plan’s Administrative Committee.
PROPOSAL NO. 2 – APPROVAL OF 2006 — 2008 LONG-TERM INCENTIVE PLAN
     The Compensation Committee established the 2006-2008 Long-Term Incentive Plan (“2006-2008 LTIP”). The 2006-2008 LTIP was approved by the Board of Directors at a meeting held on April 28, 2006 and a copy was filed as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the period ended March 31, 2006.
     The Board believes that a long-term incentive program benefits shareholders by linking a portion of executive compensation to Intermountain’s performance. One hundred percent of the target awards are paid in Intermountain stock, and only if Intermountain’s performance meets the target levels identified in the 2006-2008 LTIP. Moreover, participants must remain continuously employed with us for two years following the performance period to receive full payout under the 2006-2008 LTIP. The Compensation Committee has designated five participants for the performance period that began January 1, 2006 and will end December 31, 2008.
Background
     The Board of Directors previously approved the 2003-2005 LTIP, the terms of which are described in the section “Executive Compensation — Long-Term Incentive Plan.” The Board believes that a long-term incentive plan provides motivation and direction to key executives and assists Intermountain in achieving its long-term strategic goals.
     At the annual meeting, we are asking shareholders to approve the 2006-2008 LTIP as a successor to the 2003-2005 LTIP. Shareholder approval of the 2006-2008 LTIP will qualify the plan under Section 16b-3 which, if approved, will provide an exemption from any Section 16(b) potential short-swing profit violations with respect to transactions made under the 2006-2008 LTIP. Shareholder approval will also provide the Company with a federal income tax deduction for all amounts paid under the 2006-2008 LTIP provided it is administered in accordance with the regulations of 162(m) of the Internal Revenue Code. If the 2006-2008 LTIP receives shareholder approval, we will eventually register with the SEC, on Form S-8 Registration Statement, up to 221,100 shares of Intermountain common stock (to be adjusted for any stock splits or stock dividends) that would be subject to issuance under the 2006-2008 LTIP, which as of the record date represent approximately 3% of the issued and outstanding shares of Intermountain on the Record Date.
Vote Required and Board Recommendation
     The affirmative vote of the holders of a majority of the shares of Intermountain common stock present in person or by proxy at the annual meeting and voting on this proposal is required to approve the proposal.
     The Board of Directors unanimously recommends that Intermountain’s shareholders vote “FOR” approval of the 2006-2008 LTIP.
Summary of the 2006-2008 LTIP
     General. The 2006-2008 LTIP is designed to motivate and reward key employees of Intermountain to produce results that increase shareholder value and to encourage individual and team behavior that helps Intermountain achieve both short-term and long -term company objections.
     Administration. The Compensation Committee of the Board administers the 2006-2008 LTIP and has full power to interpret and administer the 2006-2008 LTIP.
     Participation and Eligibility. The Compensation Committee designates the key employees of Intermountain and its affiliates who will be participants in the 2006-2008 LTIP.

     Plan Operation. Awards which are made in Intermountain common stock are not paid until the end of the three-year performance period (“Plan Performance Period”), and only if Intermountain achieves the minimum levels of return on equity and average asset growth over the Plan Performance Period. If Company performance is in excess of the minimum levels, the participant’s benefits will increase as performance increases.
     Payouts. The restricted stock award paid to the participant will vest such that one-third of the benefits paid on January 5, 2009 will vest at the time of grant, one-third on January 5, 2010 and the remaining one-third on January 5, 2011. Participants must be employed by us at the time of grant and on each vesting date.
     Corporate Transactions. The restricted stock award will be adjusted for any stock splits or stock dividends during the Plan Performance Period. In the event of a change in control before the end of the Plan Performance Period, the stock grants awarded to the participants will be determined on the date of the change in control, rather than at the end of the Plan Performance Period, and the successor will pay the participants the full amount owing as promptly as possible following the change in control, rather than according to the vesting schedule.
     Termination, Death or Disability. A participant must remain employed with us to receive an award under the 2006-2008 LTIP. In the event of voluntary or involuntary termination, a participant will automatically forfeit his or her right to any unvested portions of the award. In the event of death or disability, participant will receive benefits on a pro rata basis upon the performance of results through the most recent quarter end, and will be considered fully vested and payable as soon as practicable.
     Federal Income Tax Considerations. All amounts paid pursuant to the 2006-2008 LTIP are taxable income to the participant when paid. Intermountain will be entitled to a federal income tax deduction for all amounts paid under the 2006-2008 LTIP if it is approved by the shareholders and it is administered in accordance with the requirements of 162(m) of the Code.
     Amendment and Termination of Plan. The Compensation Committee has the right to amend or terminate the 2006-2008 LTIP at any time.
     A copy of the 2006-2008 LTIP is attached as Appendix A to this proxy statement.
SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
     The following tables set forth information as of February 15, 2007, regarding the shares of Intermountain common stock beneficially owned by (i) each person (other than executive officers or directors whose stock ownership is listed below), known by Intermountain to own beneficially more than 5% of Intermountain’s common stock, (ii) each director of Intermountain, (iii) the Named Executive Officers, and (iv) all directors and executive officers of Intermountain as a group.
     We have determined beneficial ownership in accordance with the rules of the SEC. Except as noted below, to our knowledge, each holder has sole voting and investment power with respect to shares of Intermountain common stock listed as owned by such person or entity. The number of shares beneficially owned is based on the shares of our common stock outstanding on February 15, 2007. Share figures in the table below have been adjusted for all stock splits and stock dividends to date. Shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of February 15, 2007 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
Principal Shareholders (5% Owners Exclusive of Directors and Officers)

	Number of Shares of	Percentage of
	Common Stock	Outstanding
Name and Address of Beneficial Owner	Owned	Common Stock
Wray D. Farmin	424,020 (1)	5.7%
11815 Waikiki Rd Spokane, WA 99218

James Fenton Co., Inc. P. O. Box 505 Dover, ID 83825	421,396 (2)	5.7%

(1)	The shares beneficially held by Mr. Farmin are owned by the Farmin Family LLP, of which Mr. Farmin is the general partner and has sole voting and dispositive power.

(2)	The number of shares beneficially held include 15,392 shares held in trust for the minor children of Julie Meyer, President of James Fenton Co., Inc; 990 shares held by Mrs. Meyer and her spouse; and 15,932 shares held in trust for the minor children of Susan Kubiak, Vice President of James Fenton Co., Inc.
Directors and Named Executive Officers

	Number of Shares of		Percentage of
	Common Stock		Outstanding
Name and Position	Owned(1)(2)		Common Stock
Directors
John B. Parker, Chairman	100,251	(3)	1.3%
James T. Diehl, Vice Chairman	206,442	(4)	2.8%
Curt Hecker, Director, President and CEO of the Company and CEO of the Bank	284,484	(5)	3.8%
Charles L. Bauer, Director	191,683	(6)	2.6%
Ford Elsaesser, Director	118,927	(7)	1.6%
Ronald Jones, Director	19,131	(8)	*
Maggie Y. Lyons, Director	28,648	(9)	*
Terry L. Merwin, Director	101,881		1.4%
Jim Patrick, Director	35,968	(10)	*
Michael J. Romine, Director	478,143	(11)	6.4%
Jerry Smith, Director, Executive Vice President of the Company and President of the Bank	139,227	(12)	1.9%
Barbara Strickfaden, Director	5,489	(13)	*
Douglas P. Ward, Director	10,177	(14)	*

(1)	Includes shares subject to options that could be exercised within 60 days or April 15, 2007 as follows: 17,243 shares for each of Messrs. Diehl, Elsaesser, and Romine; 330 shares for each of Messrs. Bauer and Merwin; 127,558 shares for Mr. Hecker; 29,795 shares for Mr. Smith; 3,465 shares Ms. Strickfaden; 4,273 for Mr. Ward; and 2,310 shares each for Messrs. Jones and Patrick.

(2)	Includes shares of restricted stock subject to vesting requirements as follows: 336 shares held by Messrs. Parker, Diehl, Bauer, Elsaesser, Merwin, Romine and Ward, and Ms. Lyons and Ms. Strickfaden; 187 shares held by Messrs. Jones and Patrick; 14,139 shares held by Mr. Hecker; and 9,623 shares held by Mr. Smith.

(3)	Includes 37,385 shares held jointly with spouse and 49,000 shares held in the Parker Family LLC of which Mr. Parker is co-manager with his spouse.

(4)	Includes 8,814 shares held jointly with spouse; 71 shares held by spouse; 258 shares held in an IRA for spouse; 286 shares held in an IRA for the benefit of Mr. Diehl; 6,517 shares held in a trust for Erick Joseph Diehl and 6,517 shares held in a trust for Jess Isaac Diehl, both of which Mr. Diehl is a co-conservator; and 154,963 shares held in the Diehl Family LLC of which Mr. Diehl is a managing member.

(5)	Includes 91,247 shares held jointly with spouse; 15,621 shares held in an IRA account for the benefit of Mr. Hecker; 324 shares held in a custodial account for his son; and 324 shares held jointly with son.

(6)	Includes 60,548 shares held jointly with spouse; 5,709 shares held by spouse; 53,925 shares held in IRA accounts for the benefit of Mr. Bauer; and 49,241 shares held in IRA accounts for the benefit of Mr. Bauer’s spouse.

(7)	Includes 1,996 shares held jointly with spouse; 2,678 shares held by Mr. Elsaesser’s minor children and daughter; 88,161 shares held in a pension fund trust for the benefit of Mr. Elsaesser; and shares held in pension fund trusts of which Mr. Elsaesser is trustee as follows: 5,505 shares for Joseph Jarzabek; 1,174 shares for Donna La Rue; 324 shares for Lois LaPointe; 70 shares for Sherylee Foster; 365 shares for Deborah Hillen; and 74 shares for the benefit of Darla Kuhman.

(8)	Includes 3,069 shares held jointly with spouse; 4,130 shares held in an IRA account for the benefit of Mr. Jones’ spouse; and 5,600 held in an IRA account for the benefit of Mr. Jones.

(9)	Includes 5,201 shares held jointly with spouse and 1,164 shares held in a profit sharing plan for the benefit of Ms. Lyons’ spouse.

(10)	Includes 24,757 shares held jointly with spouse; 200 shares held in an IRA account for the benefit of Mr. Patrick’s spouse; and 8,514 shares held in IRA accounts for the benefit of Mr. Patrick.

(11)	Includes 1,072 shares held in the Romine Educational Trust and 4,965 shares held by Mr. Romine’s spouse.

(12)	Includes 14,430 shares held jointly with spouse; 2,284 shares held in custodial accounts for children; and 15,817 shares held in IRA accounts for the benefit of Mr. Smith.

(13)	Includes 1,650 shares held in an IRA account for the benefit of Ms. Strickfaden.

(14)	Includes 5,530 shares held jointly with former spouse.
Executive Officers
     In addition to their stock ownership, the following table includes information with respect to the five year employment history of the executives listed below.

		Number and Percentage of
Name and Age	Position/Employment History	Outstanding Common Stock (1)(2)(3)
John Nagel, 56	EVP & Chief Credit Officer of Bank (4)	53,601	*
Douglas Wright, 42	EVP & Chief Financial Officer(5)	62,530	*
Pamela Rasmussen, 46	EVP & Chief Operating Officer(6)	9,847	*
Officers & Directors as a Group (16 Individuals)		1,846,429	24.8%

(1)	Includes shares subject to options exercisable within 60 days or April 15, 2007 as follows: Mr. Nagel 31,426 shares; Mr. Wright 33,526 shares; Ms. Rasmussen 5,743 shares; and 292,795 shares held by officers and directors as a group.

(2)	Includes shares of restricted stock subject to forfeiture as follows: Mr. Nagel 7,690 shares; Mr. Wright 9,258 shares; and Ms. Rasmussen 3,215 shares.

(3)	Includes 1,181 shares that Mr. Wright holds jointly with his spouse and 306 shares that Ms. Rasmussen holds jointly with her spouse.

(4)	Mr. Nagel joined the Company in 2001. Prior to that time he served as Credit Approval Officer at Washington Trust Bank from December 1999 to May 2001.

(5)	Mr. Wright joined the Company in 2002. Prior to that time he served as Senior Vice President and Production Manager at Sterling Savings Bank from June 1996 to May 2002.

(6)	Mrs. Rasmussen joined the Company in 2004 as Senior Vice President and Chief Operating Officer. In January 2006, Ms. Rasmussen was promoted to Executive Vice President and Chief Operating Officer. Prior to joining the Company, she was the Vice President of Operations and Cashier at Stockman Financial Corporation from March 2000 to April 2002, and the Operations Officer and Chief Financial Officer of Snake River Bancorp, Inc. (the former holding company of Magic Valley Bank) from April 2002 to November 2004.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Transactions between Intermountain or its affiliates and related persons (including directors and executive officers of Intermountain and Panhandle State Bank, or their immediate families) must generally be approved by a majority of the disinterested members of the Board of Directors. A transaction between a “related person” shall be consummated only if the majority of the disinterested members of the Board, approves or ratifies such transaction in accordance with the policies and procedures established by the Board and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.
     Intermountain and Panhandle State Bank have had, and expect to have in the future, banking transactions, including loans, in the ordinary course of business with directors, executive officers, and their associates, on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, which transactions do not involve more than the normal risk of collectibility or present other unfavorable features.
     Ronald Jones and Jim Patrick, the two directors of Intermountain who joined the boards of Intermountain and Panhandle State Bank in connection with the Snake River Bancorp, Inc. acquisition, and Pamela Rasmussen, the Executive Vice President and Chief Operating Officer of Panhandle State Bank, are members of the Perrine Partnership, LLC. Perrine Partnership, LLC, of which ten of the twelve former directors of Snake River are members, owned the main office building of Magic Valley Bank (now a division of Panhandle State Bank) located at 113 Main Avenue West, Twin Falls, Idaho. Pursuant to the terms of several lease agreements, during 2006 Magic Valley Bank leased an aggregate of 10,798 square feet within the building and paid monthly rent of $16,675.
     During 2006, other material terms of the Perrine Partnership, LLC leases were as follows:
•	The lease terms expire February 28, 2018;

•	Magic Valley Bank had an option, commencing at the expiration of the lease terms, to renew the leases for three consecutive five (5) year terms at current market rates;

•	Perrine Partnership, LLC pays all taxes, utilities and general maintenance, and Magic Valley Bank is responsible for its own casualty and liability insurance to insure the premises; and

•	The premises may not be sublet without the prior written consent of Perrine Partnership, LLC.
     In connection with the Snake River Bancorp acquisition, the Perrine Partnership, LLC lease was amended to grant Intermountain a two-year option to acquire the property for $2.5 million. On November 15, 2006, Intermountain extended its option to purchase the property by entering into an Option Agreement with the Perrine Partnership, LLC. The Board of Intermountain subsequently decided to sell its two Magic Valley Bank properties and lease back the premises of the branches. As a result, Intermountain determined not to proceed with its exercise of the option to purchase the Twin Falls property of Magic Valley, but rather to assign the option to the purchaser of the two Magic Valley properties, an independent third party, for no consideration, under the terms of a Real Estate Purchase Agreement dated December 14, 2006 between the purchaser and Panhandle State Bank. The transaction closed January 5, 2007, and Panhandle simultaneously entered into three separate 20-year Commercial Lease Agreements with the purchaser to lease back the three Magic Valley Bank properties. Neither Mr. Jones, Mr. Patrick nor Ms. Rasmussen were involved in the negotiations regarding the transaction; neither Mr. Jones or Mr. Patrick voted on such matter as a Board member of Intermountain; nor did either of them receive any compensation from Intermountain or Panhandle State Bank in connection with this transaction. The total value received by the Perinne Partnership, LLC for the property was $2,500,000, of which Mr. Jones received $110,000, Mr. Patrick received $220,000 and Ms. Rasmussen received $110,000. Additional payments of $3,213 to both Mr. Jones and Ms. Rasmussesn, and $6,427 to Mr. Patrick are anticipated as the final payment of the transaction proceeds.
PROPOSAL NO. 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
     The Board of Directors has appointed BDO Seidman, LLP (“BDO”) to serve as the independent registered public accounting firm for Intermountain and its subsidiaries for the year ending December 31, 2007, and any interim periods, subject to ratification by our shareholders at the annual meeting. BDO has advised Intermountain that it will have in attendance at the annual meeting one or more representatives who will be available to respond to appropriate questions presented at the annual meeting. Such representatives will have an opportunity to make a statement at the annual meeting if they desire to do so. If the required number of votes does not ratify the appointment of BDO, the Board will review its future selection of independent registered public accountants.
Vote Required and Board Recommendation
     The proposal for the shareholders to ratify the selection of BDO as our independent registered public accounting firm requires the affirmative vote FOR of a majority of the shares present and entitled to vote on the amendment.
     The Board of Directors unanimously recommends that Shareholders vote “FOR” the proposal to ratify the appointment of BDO as the independent auditors for Intermountain for 2007.

COMPLIANCE WITH SECTION 16(a) FILING REQUIREMENTS
     Section 16(a) of the Securities Exchange Act of 1934 requires that all of our executive officers and directors and all persons who beneficially own more than 10 percent of our common stock file reports with the SEC regarding beneficial ownership of Company stock. We have adopted procedures to assist our directors and executive officers in complying with the Section 16(a) filings.
     Based solely on our review of the copies of the filings which we received for the fiscal year ended December 31, 2006, or written representations from certain reporting persons, we believe that the reporting persons made all filings required by Section 16(a) on a timely basis, except that Mr. Elsaesser had two late filings, one of which was a correction to his Form 3 and the other was to report an inadvertent late Form 5 filing for three unreported transactions, Mr. Bauer inadvertently failed to report one transaction, Mr. Diehl inadvertently failed to file three Forms 4 for three separate transactions; and Mr. Hecker was required to file an amendment to his Form 3 to report shares held in an IRA account not previously reported. All reports have subsequently been filed.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     BDO Seidman, LLP, independent registered public accounting firm, performed the audit of our consolidated financial statements, which include our subsidiary Panhandle State Bank, for the year ended December 31, 2006. In addition, BDO Seidman, LLP audited Management’s Assessment on Internal Controls Over Financial Reporting.
Fees Paid to Independent Registered Public Accounting Firm
     The following table sets forth the aggregate fees charged to Intermountain by BDO, for audit services rendered in connection with the audited consolidated financial statements and reports for the 2006 and 2005 fiscal years and for other services rendered during the 2006 and 2005 fiscal years.

Fee Category	Fiscal 2006	% of Total	Fiscal 2005	% of Total
Audit Fees	$413,710	93%	$181,372	84%

Audit-Related Fees	12,400	3%	10,580	5%

Tax Fees	19,850	4%	20,465	11%

All Other Fees	0	0%	—	—

Total Fees	$445,960	100%	$212,417	100%

     Audit Fees. Consists of fees billed to Intermountain for professional services rendered by BDO in connection with the audit of our financial statements and review of financial statements included in Intermountain’s Form 10-Qs and 10-Ks, fees for services performed in relation to compliance with Sarbanes Oxley Rule 404, or services by BDO in connection with statutory or regulatory filings or engagements.
     Audit-Related Fees. Consists of fees relating to the audit of the employee benefit plan.
     Tax Fees. Consists of fees related to the preparation of Intermountain’s consolidated federal and state tax returns and tax consulting services.
     All Other Fees. We did not incur any other fees during 2006.
     In considering the nature of the services provided by BDO, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with BDO and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes Act, as well as the American Institute of Certified Public Accountants.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
     The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services, compliance services, consulting services and other services. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval to its chairman or one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting.
OTHER BUSINESS
     The Board knows of no other matters to be brought before the shareholders at the annual meeting. If other matters are properly presented for a vote at the annual meeting, the proxy holders will vote shares represented by properly executed proxies in their discretion in accordance with their judgment on such matters.
SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
Shareholder Proposals
     In order for a shareholder proposal to be considered for inclusion in our Proxy Statement for next year’s annual meeting, the written proposal must be received by us no later than December 7, 2007 and should contain such information as required under our Bylaws. Such proposals need to comply with the SEC’s regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials. No shareholder proposal from the floor will be considered at the annual meeting. In addition, if we receive notice of a shareholder proposal after February 20, 2008, the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such shareholder proposal.
Director Nominations
     Our Bylaws provide for the nomination of director candidates by Company shareholders. In order to recommend that the Nominating Committee consider a person for inclusion as a director nominee in our proxy statement for next year’s annual meeting, we must receive a recommendation no later than December 7, 2007. In addition, the notice of recommendation must meet all other requirements contained in our Bylaws. Such recommendation should be sent to the attention of the Secretary of the Company, and should contain the following information: (a) the name and address of each proposed nominee and the number of shares of Intermountain stock held by such nominee; (b) the principal occupation of each proposed nominee; (c) a description of any arrangements or understandings between the nominee and the nominating shareholder pursuant to which the nomination is being made; (d) your name and address; (e) the number of shares of stock of Intermountain you own; and (f) a consent of the nominee agreeing to the nomination. The presiding officer of the meeting may disregard your nomination if it does not contain the above information and otherwise meet the requirements set forth in our Bylaws.
Copy of Bylaw Provisions
     You may contact our Corporate Secretary for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.
ANNUAL REPORT TO SHAREHOLDERS
     Any shareholder may obtain without charge a copy of our Annual Report on Form 10-K filed with the SEC under the Securities Exchange Act of 1934 for the year ended December 31, 2006, including financial statements. Written requests for the Form 10-K should be addressed to Susan Pleasant, Asst. Vice President, Shareholder Relations, P. O. Box 967, Sandpoint, Idaho 83864.

Appendix A
PANHANDLE STATE BANK
2006-2008 LONG TERM EXECUTIVE INCENTIVE PLAN
PLAN DOCUMENT
Approved April 28, 2006

PANHANDLE STATE BANK
2006-2008 LONG-TERM INCENTIVE PLAN
This document describes the 2006-2008 Long-Term Incentive Plan (the Plan) for Panhandle State Bank (the Bank).
1.	Purpose.

The purpose of the Plan is to provide motivation and direction to key executives to achieve the long-term strategic goals of the Bank. Specific objectives of the Plan include:
➢	Support the Bank’s long-term strategic plan.

➢	Provide long-term orientation to decision making

➢	Focus participants’ attention on maximizing long-term shareholder value.
2.	Administration.

The Plan will be administered by the Compensation Committee of the Board of Directors of Intermountain Community Bancorp (the Committee). The Committee will assure that the Plan is implemented and maintained according to Plan provisions.
3.	Plan Description.

The Plan will provide participants with long-term financial reward opportunities based on achieving minimum levels of long-term performance goals. The Plan consists of a matrix which will reward the participants providing the minimum long-term corporate goals are obtained, and, if achieved, stock awards will be provided to Plan participants such that, if the eligibility requirements are met, a restricted stock award will be granted on January 5, 2009, and will vest one-third at the time of grant, one-third on January 5, 2010 and the remaining one-third on January 5, 2011. The minimum performance levels are to be based upon a three (3) year (2006-2008) running average of return on equity and net asset growth (the “Plan Performance Period”).
4.	Eligibility.

Participants in the Plan will include key members of the executive team of the Bank. The CEO of the Bank will recommend who participates in the Plan for Committee approval. Participants must be continuously employed at the Bank during the Plan Performance Period and must further be employed on January 5, 2009, the date the award is granted, and remain employed on each vesting date. The CEO will communicate such participation to each participant at the beginning of the Plan Performance Period. Participants in the Plan are listed on Exhibit “A.”

At the beginning of each calendar year, the CEO will review and, if appropriate, revise Plan participation for the remaining period of the Long-Term Plan.
5.	Size of Award Opportunities.

To be most effective, payout opportunities must be meaningful and competitive. To accomplish this, there has been established a matrix which will award participants for Bank performance so long as minimum levels of return on equity and average asset growth over the Plan Performance Period are met. If the Bank’s performance is in excess of the minimums, the Plan’s participant benefits will increase as performance increases. The performance matrix for each participant in this Plan is attached hereto as Exhibit “B.” The restricted stock award shall be adjusted for any stock splits/dividends issued during the term of the Plan.

6.	Performance Criteria and Goals.

The performance criteria of consolidated average annual return on equity of Intermountain Community Bancorp and consolidated average annual asset growth of Intermountain Community Bancorp for the Plan Performance Period will support the maximization of long-term shareholder value. At the beginning of each fiscal year, the CEO will provide to the Committee the performance pursuant to the Plan for the prior calendar year.
7.	Payout Schedule.

The benefits, if any, to be paid to the executives shall vest such that one-third of the benefits paid on January 5, 2009 will vest at the time of grant, one-third on January 5, 2010 and the remaining one-third on January 5, 2011. As a condition precedent to the award of any benefits pursuant to this Plan, the executive will be required to be employed by the Bank on each vesting date.
8.	Withholding.

The participant shall be responsible for all related federal and state income tax implications. The Bank will withhold all required regulatory federal income tax, state income tax and payroll taxes when paid.
9.	Payment.

Benefits to be awarded pursuant to this Plan, if any, shall be in the form of a restricted stock grant to the executive according to the applicable matrix attached as Exhibit “B,” the full amount of which will be granted on January 5, 2009, vesting in the amounts and on such dates as set forth in Section 7 of the Plan.
10.	Automatic Vesting.

If a change in control of Intermountain Community Bancorp or the Bank occurs before the end of the Plan Performance Period, the stock grants awarded to participants under the Plan shall be determined as of the date the change in control occurred rather than as of the end of the Plan Performance Period. The stock grants shall be determined by the Committee based on Intermountain Community Bancorp’s consolidated average annual return on equity and consolidated average annual asset growth through the most recent quarter end before the change in control occurred. If the most recent quarter end is an interim period, the Committee may make annualizing or other appropriate adjustments to consolidated average annual return on equity and consolidated average annual asset growth. The stock awards shall be similarly determined for any participant who dies or who becomes disabled (as determined by the Committee) before the end of the Plan Performance Period, based on consolidated average annual return on equity and consolidated average annual asset growth through the most recent quarter end before death or disability occurred. Once a participant’s stock award is determined after a change in control or after the participant’s death or disability, the stock award shall be paid to the participant as promptly as practicable, rather than according to the schedule set forth in Section 7 (one-third January 5, 2009,one-third on January 5, 2010 and one-third on January 5, 2011), and the requirement that a participant remain employed through January 5, 2011 to claim entitlement to the full amount of this stock award shall not apply. If a change in control occurs after December 31, 2008, or if the participant dies or becomes disabled after December 31, 2008, but before the stock award fully vests according to the schedule described in Section 7, the stock award shall likewise be considered “fully vested” and the requirement that the participant remain employed through January 5, 2011 to claim entitlement to the full amount of his stock award shall not apply.

For purposes of this section 10, the term change in control shall mean a change in the ownership of Intermountain Community Bancorp, a change in effective control of Intermountain Community Bancorp, or a change in the ownership of a substantial portion of the assets of Intermountain Community Bancorp, as those terms are defined in Internal Revenue Code section 409A or in regulations or guidance of general applicability issued by the Treasury Department under Section 409A of the Internal Revenue Code, including the Treasury Department’s Notice 2005-1, Part IV.B (questions 11 through 14), contained in Internal Revenue Bulletin 2005-2 (January 10, 2005). For purposes of this section 10, the term disability means that, because of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of at least 12 months, the participant is unable to engage in any substantial gainful activity or the participant is receiving income replacement benefits for a period of at least three months under an accident and health plan covering employees of the Bank. The existence of disability shall be determined by the Committee.
11.	No Guarantee of Employment.

Nothing in the Plan or any Plan materials guarantees employment at the Bank. Further, this Plan should not be implied as any contract agreement.
12.	Modification and Termination.

The Committee has the right to amend or terminate the Plan at any time. However, termination or modification of the Plan during the Plan Performance Period will not negatively affect performance goals and payout opportunities up until the point of termination.
13.	Extraordinary Items.

The Committee has the authority but no obligation to exclude any extraordinary accounting items such as changes in generally accepted accounting procedures, sales or major assets or regulatory changes.
14.	Termination.

Participants must be continuously employed by the Bank throughout the Plan Performance Period and must further be employed on January 5, 2009 in order to receive the award, the first one-third of which will vest on the date of grant. The Participant must continue to remain employed on the vesting dates of January 5, 2010 and January 5, 2011 to receive the remaining two-thirds of the award. Participants who become fully disabled or die during the term of the Plan will receive benefits pursuant to the Plan on a pro-rata basis based upon the performance results through the most recent quarter end. Participants who voluntarily or involuntarily terminate their employment prior to receiving benefits under the Plan will forfeit automatically their rights to any unvested portions of the award.

Exhibit “A” — Participants
2006 – 2008 Long Term Plan

Curt Hecker	Chief Executive Officer

Jerry Smith	President, Branch Administration

Doug Wright	Executive Vice President & Chief Financial Officer

John Nagel	Executive Vice President & Credit Administrator

Pam Rasmussen	Executive Vice President & Chief Operating Officer

ANNUAL MEETING OF SHAREHOLDERS OF
INTERMOUNTAIN COMMUNITY BANCORP
April 25, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê  Please detach along perforated line and mail in the envelope provided.  ê
■  20430300000000000000  2                                                             042507

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE LISTED PROPOSALS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1. ELECT DIRECTORS FOR CLASS TO EXPIRE IN 2010.					2.	APPROVAL OF 2006 – 2008 LONG-TERM INCENTIVE PLAN	☐	☐	☐

		NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡ ¡ ¡	James T. Diehl Terry L. Merwi John B. Parker Jim Patrick		3.	RATIFY THE APPOINTMENT OF BDO SEIDMAN, LLP as the independent registered public accountants for Intermountain for 2007.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)				4.	WHATEVER OTHER BUSINESS as may properly be brought before the Annual Meeting or any adjournment thereof.

					YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. IF A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE “FOR” PROPOSALS 1, 2 AND 3.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
Management knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, this Proxy will be voted in accordance with the recommendations of management.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
				☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note: ■
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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☐            ■
INTERMOUNTAIN COMMUNITY BANCORP
PROXY
PLEASE SIGN AND RETURN IMMEDIATELY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
      The undersigned hereby appoints Ford Elsaesser, Charles L. Bauer and Michael J. Romine, and each of them (with full power to act alone), my Proxies, with full power of substitution as Proxy, and hereby authorizes Messrs. Elsaesser, Bauer, and Romine to represent and to vote, as designated on the reverse side, all the shares of common stock of Intermountain Community Bancorp held of record by the undersigned on February 27, 2007, at the Annual Meeting of Shareholders to be held on April 25, 2007, or any adjournment of such Annual Meeting.
(Continued and to be signed on the reverse side)
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